Exhibit 2.13

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is executed at Bengaluru on October 30, 2020 (“Execution Date”),

BY AND AMONGST:

1.

UpHealth Holdings, Inc., a Delaware corporation and having its registered office at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 (hereinafter referred to as the “Acquirer”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

2.

Glocal Healthcare Systems Private Limited, a company incorporated under the Companies Act, 1956 and having its registered office at Ecospace, Action Area II, New Town, Kolkata - 700156, West Bengal, India (hereinafter referred to as the “Target”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns);

3.

The Persons whose names and particulars are set out under Part C of SCHEDULE 1 (hereinafter referred to as the “NR Sellers”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, Affiliates, heirs and permitted assigns);

4.

The Persons whose names and particulars are set out under Part D of SCHEDULE 1 (hereinafter referred to as the “Cash Sellers”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, Affiliates, heirs and permitted assigns);

5.

The Persons whose names and particulars are set out under Part E of SCHEDULE 1 (hereinafter referred to as the “Option Sellers”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include their respective successors, Affiliates, heirs and permitted assigns).

The NR Sellers, Cash Sellers and Option Sellers shall hereinafter be individually referred to as “Seller” and collectively referred to as “Sellers”.

The Acquirer, the Target and the Sellers shall hereinafter be individually referred to as “Party” and collectively referred to as “Parties”.

WHEREAS:

A.

The Acquirer is desirous of acquiring a majority stake of the share capital of the Target. In this regard, the Parties have agreed that the Acquirer will acquire, in the aggregate, all the Seller Transfer Shares (defined below) held by the respective Sellers in the Target in the following manner: (a) purchase of the Respective NR Swap Shares (defined below) by the Acquirer from the NR Sellers in consideration for the Respective NR Subscription Shares (“NR Share Swap”); (b) purchase of the Respective NR Sale Shares by the Acquirer from the NR Sellers for the Respective NR Cash Consideration Amount (“NR Share Sale”) ((a) and (b) referred to together as the “NR Share Transfer”); (c) purchase of the Respective Cash Sale Shares by the

Acquirer from the Cash Sellers for the Respective Cash Consideration Amount (“Cash Share Sale”); and (d) purchase of the Respective Option Shares from the Option Sellers by the Acquirer or any other Person acceptable to the Option Sellers and Acquirer, in consideration for either of the following, as determined by the Option Sellers solely at their discretion: (i) allotment of the Respective OS Subscription Shares (“Swap Option”) subject to receipt of the RBI Approval as may be required under Applicable Law, or (ii) payment of consideration in a manner as may be mutually agreed between the Acquirer and the Option Sellers in accordance with this Agreement (hereinafter, transfer of the Respective Option Shares in consideration of either (i) or (ii), shall be referred to as the “Option Share Transfer”), further particulars of which are set out under this Agreement ((a), (b), (c) and (d) referred to together as the “Share Transfer”).

B.	The Parties are desirous of achieving the Share Transfer on the terms and conditions contained in the Agreement, subject to provisions of Applicable Law.

NOW THEREFORE, the Parties hereto have entered into this Agreement on the following terms and conditions:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings respectively:

1.1.1.	“Acquirer Conditions Precedent” shall refer to the Acquirer Conditions Precedent to the NR Closing and/or the Acquirer Conditions Precedent to the IR Cash Closing, as the context permits.

1.1.2.	“Acquirer Warranties” shall mean the representations and warranties provided by the Acquirer to each of the Sellers under Part B of SCHEDULE 4.

1.1.3.

“Act” shall mean the Companies Act, 2013 together with the rules, circulars and notifications thereunder, as may be amended, modified, supplemented or re-enacted from time to time, as may be applicable.

1.1.4.	“Action” means any suit, arbitration, mediation, inquiry, investigation or other pending litigation in any court of law or any arbitration proceeding.

1.1.5.

“Affiliate” of a Person (the “Subject Person”) shall mean (i) in the case of any Subject Person other than a natural Person, any other Person that, either directly or indirectly through one or more intermediate Persons, Controls, is Controlled by or is under common Control with the Subject Person, and (ii) in the case of any Subject Person that is a natural Person, shall include a Relative of such Subject Person or a Person that, either directly or indirectly through one or more intermediate Persons is Controlled by such Subject Person.

1.1.6.

“Appeal” means an appeal in any forum or before any authority, whether judicial or quasi-judicial or administrative, filed against any order, judgment, decree, notice, claim, demand, or other proceeding, and includes an appeal against any part of such order, judgment, decree, notice, claim, demand, or other proceeding, irrespective of the scope of such appeal.

1.1.7.

“Applicable Law” or “Law” includes all statutes, enactments, acts of legislature or parliament, ordinances, rules, bye-laws, regulations, notifications, guidelines, policies, directions, directives and orders, requirement or other governmental restrictions or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, of any government, statutory authority, tribunal, board, court having jurisdiction over the matter in question.

1.1.8.

“Assets” shall mean, with respect to the Acquirer or the Target as the context permits, any assets or properties of every kind, nature, character, and description (whether immovable, movable, tangible, intangible, absolute, accrued, fixed or otherwise) as now operated, hired, rented, owned or leased by a Person, including cash, cash equivalents, receivables, securities, accounts and notes receivable, real estate, plant and machinery, equipment, trademarks, brands, other intellectual property, raw materials, inventory, finished goods, furniture, fixtures and insurance.

1.1.9.	“Board” shall, with respect to the Target or the Acquirer (as the case may be), mean and refer to the Target’s or the Acquirer’s (as the case may be) board of directors.

1.1.10.

“Business Day” with relation to a Party shall mean a day, other than a Saturday or a Sunday or any other banking holiday, on which scheduled commercial banks are open for business in Mauritius, Kolkata, India or Illinois, United States of America, for the transaction of normal banking business.

1.1.11.

“Business” means the business of providing health-care services including tele-medicine services, hospitals, nursing home and health centres, particularly in rural areas (including health care services for the underprivileged).

1.1.12.

“Cash Consideration Amount” means the aggregate of the Respective Cash Consideration Amounts, payable in cash via regular banking channels to the Cash Sellers collectively in consideration for the aggregate of the Cash Sale Shares, in accordance with the terms set out under this Agreement.

1.1.13.

“Cash Sale Shares” shall refer to the aggregate of the Respective Cash Sale Shares to be transferred by the Cash Sellers to the Acquirer pursuant to the Cash Share Sale in accordance with this Agreement.

1.1.14.

“Charter Documents” shall mean, with respect to a Person, the articles of association and memorandum of association, certificate of incorporation, byelaws, or similar organizational or incorporation documents, of such Person.

1.1.15.	“Claim” means a present or contingent demand, claim, action or proceeding made or brought by or against a Party.

1.1.16.	“IR Cash Closing” means the closing of the Cash Share Sale and the completion of each of the actions set forth in Clause 5.2 (IR Cash Closing).

1.1.17.

“Control” (including, with its correlative meanings, the terms “Controlled by” or “under common Control with”) means (a) the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to a Person; or (b) the possession, directly or indirectly, of a voting interest in excess of 50% (fifty per cent) in a Person.

1.1.18.

“Designated Account” shall mean the bank account, designated as such by the Sellers and set out against the relevant Seller’s name under SCHEDULE 1, for the purposes of receiving the Respective NR Cash Consideration Amount, the Respective Cash Consideration Amount or the Respective OS Put Price, as may be applicable.

1.1.19.

“Dilution Instruments” means and includes any Shares, securities, rights, options, warrants or arrangement (whether oral or in writing) which are convertible into or entitle the holder to acquire or receive any Shares of the Acquirer, the Target or the Surviving Company as the context permits, or any rights to purchase or subscribe to Shares or securities by their terms convertible into or exchangeable for Shares; excluding any arrangement (whether oral or in writing) binding the Acquirer, the Target or the Surviving Company as the context permits, pursuant to which a bank or a financial institution is entitled to convert any amount due to it into Shares upon default by the Acquirer, the Target or the Surviving Company as the context permits, and assuming that such default has not occurred as of the relevant date.

1.1.20.	“Director” shall mean a director on the Board of the Target or the Acquirer, as the context permits.

1.1.21.	“Disclosure Schedule” means the disclosures made by the Promoter with respect to the Target Warranties in a format provided at ANNEXURE A and delivered on the Execution Date.

1.1.22.

“Encumbrance” means any form of legal or equitable security interest, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, lease, sub-lease, license, voting agreement, security interest, hypothecation, option, right of first refusal, restrictions or limitation, purchase agreement, any preference arrangement (including title transfers and retention arrangements or otherwise), and any other Encumbrance or similar condition whatsoever or an agreement to do any of the foregoing or any other arrangements having similar effect.

1.1.23.

“Existing Target SHA” shall mean and refer to the shareholders’ agreement of the Target dated January 13, 2011 as amended by the Subscription cum Shareholders Agreement dated August 29, 2013, share subscription agreement dated December 13, 2013, supplemental agreement dated March 16, 2017, bridge investment letter dated October 28, 2017 and the bridge investment letter dated November 14, 2017, setting out the inter se rights and obligations of the Sellers, the Target and the shareholders of the Target.

1.1.24.

“FEMA” means the Foreign Exchange Management Act, 1999 and the rules and regulations issued thereunder, including the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019, as amended from time to time.

1.1.25.	“Fully Diluted Basis” means a calculation assuming that all Dilution Instruments existing at the time of determination have been exercised or converted into Shares.

1.1.26.

“Governmental Authority” means any government, any state or other political subdivision thereof, and includes any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any other government authority, agency, department, board, commission or instrumentality of India and/or any jurisdiction in which the Target or the Acquirer, as the context permits, conducts business, or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and, any governmental or non-governmental self-regulatory organisation, agency or authority.

1.1.27.	“Identified EE Shares” shall refer to 52,455 (Fifty Two Thousand Four Hundred and Fifty Five) equity Shares of the Target held by Elevar as of the Execution Date.

1.1.28.	“INR”, “Rupees” or “Rs.” means Indian rupees, the lawful currency of India for the time being.

1.1.29.

“Intellectual Proprietary Rights” means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisions, re-issues, re-examinations, utility, model and design patents or any extensions thereof; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, internet and World Wide Web (WWW) URLs or addresses; (f) mask work rights, mask work registrations and applications therefor; (g) all rights in Software; and (h) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media.

1.1.30.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

1.1.31.

“IT Act” shall mean the Indian Income-tax Act, 1961, as may be amended or supplemented from time to time including any statutory modifications or re-enactment thereof together with all applicable bye-laws, rules, regulations, orders, ordinances, policies, directions and the like issued thereunder.

1.1.32.

“Lenders” shall collectively refer to Indian Bank (formerly known as Allahabad Bank), Blacksoil Capital Private Limited, National Skill Development Corporation and Caspian Impact Investments Private Limited, provided that if the loan availed from any of the foregoing lenders has been repaid by the Target as of the date of the issuance of the Seller CP Completion Notice, such lender shall be deemed to be excluded from this definition for the purposes of this Agreement.

1.1.33.

“Losses” shall mean any and all direct and actual losses and liabilities arising as a result of claims, demands, actions, judgments, awards, fines, penalties, Taxes, settlements (including reasonable fees of professional advisors, disbursements and other reasonable costs and expenses) but shall exclude any indirect, punitive, special or consequential losses.

1.1.34.

“Material Adverse Effect” shall mean: (i) with respect to the Sellers, creation of any Encumbrance on any of the Seller Transfer Shares, or any change or effect (including but not limited to change in Applicable Law) that would have (or could reasonably be expected to have) a materially adverse impact on (a) the ability of the Parties to consummate the transactions contemplated herein, or (b) the validity, legality or enforceability of the rights or remedies of the Acquirer under this Agreement; (ii) with respect to the Acquirer or the SPAC or the Surviving Company, any change or effect (including but not limited to change in Applicable Law) that would have (or could reasonably be expected to have) a materially adverse impact on (a) the business of the Acquirer or the SPAC or the Surviving Company, operations, Assets, condition (financial or otherwise), or (b) the ability of the Parties to consummate the transactions contemplated herein, or (c) the validity, legality or enforceability of the rights or remedies of the Sellers under this Agreement; and (iii) with respect to the Target, any change or effect (including but not limited to change in Applicable Law) that would have (or could reasonably be expected to have) a material adverse effect on (a) the business of the Target and its Subsidiaries taken as a whole, their operations, Assets, condition (financial or otherwise), or the ability of the Target to consummate the transactions contemplated herein or to perform its obligations hereunder or pursuant to the Agreement, or (c) the ability of the Parties to consummate the transactions contemplated herein, or (d) the validity or enforceability of any of the transactions contemplated thereunder, or of the rights or remedies of the Acquirer under this Agreement, provided that any actions specifically permitted under this Agreement shall not be deemed to cause ‘Material Adverse Effect’ in relation to the Target.

1.1.35.

“Material Contract(s)” shall mean, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of USD 1,000,000 (United States Dollars One Million).

1.1.36.

“Merger” shall refer to a business combination transaction between the Acquirer and SPAC, where a wholly-owned merger subsidiary of the SPAC will merge with the Acquirer, resulting into the Surviving Company and the stockholders of the Acquirer shall receive Shares of the SPAC, pursuant to the Merger Agreement.

1.1.37.	“NR Cash Consideration Amount” means the aggregate amount payable to the NR Sellers upon determination in the manner set out under SCHEDULE 2, in accordance with the terms of the Promissory Note.

1.1.38.	“NR Closing” means the closing of the NR Share Transfer and the completion of each of the actions set forth in Clause 5.1 (NR Closing).

1.1.39.

“NR Sale Shares” shall mean the collective number of Shares of the Target to be transferred by the NR Sellers to the Acquirer pursuant to the NR Share Sale and as determined in the manner set out under SCHEDULE 2, in accordance with this Agreement.

1.1.40.

“NR Subscription Shares” shall mean the collective number of Shares of the Acquirer to be issued by the Acquirer to the NR Sellers pursuant to the NR Share Swap in accordance with this Agreement, and as determined in the manner set out under SCHEDULE 2.

1.1.41.

“NR Swap Shares” shall mean the collective number of Shares of the Target to be transferred by the NR Sellers to the Acquirer pursuant to the NR Share Swap in accordance with this Agreement, and as determined in the manner set out under SCHEDULE 2.

1.1.42.	“NYSE” shall refer to the New York Stock Exchange.

1.1.43.	“Ordinary Course of Business” shall mean an action, event or circumstance that is recurring in nature and is taken in the ordinary course of the Person’s normal day-to-day operations, and:

a)	consistent with past practice and existing policies (including those in relation to debtors and creditors);

b)

similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are engaged in businesses similar to the Person’s business and with respect to the Target and/or its Subsidiaries shall include business financing activities such as sale and leaseback arrangements and other trade credits or trade advances which are extended in the ordinary course of business; or

c)	taken in accordance with sound and prudent business practices.

1.1.44.	“OS Alternative Option” shall have the meaning ascribed to it under Clause 6.2.2;

1.1.45.	“OS Closing Date” means the date on which the OS Closing occurs.

1.1.46.	“OS Closing” means the closing of the Option Share Transfer pursuant to the Swap Option or the OS Alternative Option, in accordance with this Agreement and the OS Alternative Option Agreement.

1.1.47.

“OS Option Shares” means the collective number of Shares of the Target to be transferred by the Option Sellers pursuant to the Option Share Transfer in accordance with this Agreement, and as determined in the manner set out under SCHEDULE 2.

1.1.48.

“OS Subscription Shares” means the collective number of Shares of the Acquirer, as determined in the manner set out under SCHEDULE 2, to be issued and allotted by the Acquirer in the name of the Option Sellers or any other Person acceptable to the Option Sellers with respect to the Option Share Transfer in accordance with this Agreement, if so elected by the Option Seller.

1.1.49.

“Permitted Liens” means (i) liens for Taxes that are not yet due and payable; (ii) liens imposed by Applicable Law, incurred in the Ordinary Course of Business for an amount not more than USD 1,000,000 (United States Dollars One Million); (iii) liens incurred in the Ordinary Course of Business and payable to landlords, carriers, warehousemen, laborers, contractors, agents and the like; (iv) liens arising from zoning ordinances, building codes and other applicable land Laws regulating the use or occupancy of any immovable property or the activities conducted thereon which are imposed by any Government Authority having jurisdiction over such immovable property and which are not violated by the current use or occupancy of the Real Property or the operation of the Target’s or its Subsidiaries’ business thereon; and (v) easements, covenants, conditions, restrictions and other similar matters affecting title to any Real Property which do not materially detract from the value of or materially impair the use or occupancy of such Real Property or the operation of the Target’s or its Subsidiaries’ business.

1.1.50.

“Person” means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu undivided family, trust, union, association, society, co-operative society, government or any agency or political subdivision thereof or any other entity that may be treated as a Person under Applicable Law.

1.1.51.

“Personal Information” means any factual or subjective information, recorded or not, about (i) any client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of the Target or one or more of its Subsidiaries, (ii) any donor, client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of any client or customer of the Target or one or more of its Subsidiaries or (iii) any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

1.1.52.

“Promissory Note” means the Promissory Note in the principal amount equal to the Respective NR Cash Consideration Amount, to be issued by Acquirer at NR Closing for the benefit of the respective NR Sellers, substantially in the form of ANNEXURE B.

1.1.53.	“Promoter” shall refer to Dr. Syed Sabahat Azim, an individual resident in India whose particulars have been set out against his name under SCHEDULE 1.

1.1.54.	“RBI Approval” shall mean the written approval or consent of the RBI for the Swap Option in accordance with Applicable Law.

1.1.55.	“Related Party” shall with reference to the Target mean the related party as defined under Section 2(76) of the Act.

1.1.56.	“Relative” means a relative as defined under Section 2(77) of the Act.

1.1.57.

“Respective Cash Consideration Amount” shall mean such portion of the Cash Consideration Amount payable to each Cash Seller for the Respective Cash Sale Shares, and as determined in the manner set out under SCHEDULE 2.

1.1.58.

“Respective Cash Sale Shares” shall mean the Shares of the Target to be Transferred by the relevant Cash Seller pursuant to the Cash Share Sale, and as determined in the manner set out under SCHEDULE 2.

1.1.59.

“Respective NR Cash Consideration Amount” shall mean such portion of the NR Cash Consideration Amount payable to each NR Seller for the Respective NR Sale Shares, and as determined in the manner set out under SCHEDULE 2.

1.1.60.	“Respective NR Sale Shares” shall mean the Shares of the Target to be Transferred by the relevant NR Seller pursuant to the NR Share Sale, and as determined in the manner set out under SCHEDULE 2.

1.1.61.

“Respective NR Subscription Shares” shall mean the Shares of the Acquirer to be issued by the Acquirer to the relevant NR Seller pursuant to the NR Share Swap in accordance with the terms of this Agreement, and as determined in the manner set out under SCHEDULE 2.

1.1.62.

“Respective NR Swap Shares” shall mean the Shares of the Target to be Transferred by the relevant NR Seller to the Acquirer pursuant to the NR Share Swap in accordance with the terms of this Agreement, and as determined in the manner set out under SCHEDULE 2.

1.1.63.

“Respective Option Shares” shall mean the Shares of the Target to be Transferred by the relevant Option Seller to the Acquirer pursuant to the Option Share Transfer in accordance with the terms of this Agreement, and as determined in the manner set out under SCHEDULE 2.

1.1.64.

“Respective OS Subscription Shares” shall mean the Shares of the Acquirer to be issued by the Acquirer to the relevant Option Seller or any other Person acceptable to the Option Sellers pursuant to the Option Share Transfer in accordance with the terms of this Agreement, as determined in the manner set out under SCHEDULE 2.

1.1.65.	“Respective Transfer Shares” shall mean the Respective NR Swap Shares, Respective NR Sale Shares, Respective Cash Sale Shares and the Respective Option Shares, as the context may require.

1.1.66.	“Seller Transfer Shares” shall mean the aggregate of the Respective NR Swap Shares, Respective NR Sale Shares, Respective Cash Sale Shares and the Respective Option Shares.

1.1.67.

“Seller Warranties” shall mean and refer to the representations and warranties provided to the Acquirer by the respective Sellers severally and only with respect to themselves, under Part A of SCHEDULE 4.

1.1.68.

“Share Swap Application” shall refer to the application which may be made at the option of the Option Sellers to the RBI in accordance with Applicable Law seeking its approval for consummation of the Swap Option.

1.1.69.	“Shareholders” mean the Persons whose names are entered in the register of members of the Target.

1.1.70.

“Shares” (i) in relation to the Target shall mean all classes of shares in the capital of the Target issued from time to time, together with all rights, differential rights, obligations, title, interest and claim in such shares and shall be deemed to include all bonus shares issued in respect of such shares and shares issued pursuant to a stock split in respect of such shares, and (ii) in relation to the Acquirer or the SPAC or the Surviving Company, shall mean all classes of shares, including common stock, issued from time to time together with all rights, differential rights, obligations, title, interest and claim in such shares and shall be deemed to include all bonus shares issued in respect of such shares and shares issued pursuant to a stock split in respect of such shares.

1.1.71.

“SVCL” shall refer to SIDBI Trustee Company Limited, a Shareholder of the Target as of the Execution Date, being the trustee of a trust namely SIDBI Social Venture Trust duly registered as an Alternative Investment Fund, and having launched a scheme titled Samridhi Fund, acting through SIDBI Venture Capital Limited, its investment manager.

1.1.72.

“Software” means all the software owned or licensed in by the Target and shall include all versions (whether past, current or future) of the software in source code or object code (or executable or binary forms).

1.1.73.

“SPAC” shall mean and refer to a special purpose acquisition company registered in the name of GigCapital2, Inc., a Delaware corporation having its registered office at 1209 Orange Street, Wilmington, DE 19801, or another special purpose acquisition company registered in and publicly traded in the United States of America as shall be approved by the Sellers in writing (including via email approval).

1.1.74.	“Subsidiaries” shall mean each of the subsidiaries of the Target whose names are set out under ANNEXURE C.

1.1.75.	“Surviving Company” shall refer to the entity resulting from the merger of the Acquirer with the wholly owned merger sub of the SPAC.

1.1.76.	“Systems” means servers, hardware systems, websites, databases, circuits, networks and other computer and telecommunication assets and equipment.

1.1.77.	“Target Warranties” shall mean the warranties provided by the Promoter as set out in Part C of SCHEDULE 4.

1.1.78.	“Tax Authority” shall mean any Governmental Authority having jurisdiction over the administration, assessment, determination, collection and imposition of Taxes.

1.1.79.	“Tax Return” means any and all returns or filings under Applicable Law relating to any Tax.

1.1.80.

“Taxes” means all income and other taxes, levies, rates, imposts, duties, deductions, cesses, dues, charges and withholdings whatsoever imposed by any Governmental Authority having power to tax and all penalties, fines, surcharges, interest or other payments on or in respect thereof and “Tax” and “Taxation” shall be construed accordingly.

1.1.81.	“TCS” means any tax to be collected at source upon sale of goods under the provisions of Section 206C(1H) of the IT Act.

1.1.82.	“Third Party” shall mean any Person other than the Parties to this Agreement.

1.1.83.	“Total NR Cash Consideration Amount” shall mean the aggregate of the Respective NR Cash Consideration Amount payable to the NR Sellers pursuant to the terms of this Agreement.

1.1.84.

“Transfer” (including the terms “Transferred” and “Transferability”) means to directly or indirectly, transfer, sell, assign, Encumber in any manner, place in trust (voting or otherwise), exchange, gift or transfer by operation of law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily.

1.2.	Interpretation. The following rules of interpretation shall apply in the Agreement unless the context requires otherwise or is expressly specified otherwise:

1.2.1.

Irrelevance of Gender and Plurality. The definitions in Clause 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

1.2.2.

Internal References. All references herein to sections, Schedules and annexures shall be deemed to be references to sections of, and Schedules and annexures to, this Agreement unless the context shall otherwise require. All Schedules and annexures attached hereto shall be deemed incorporated herein as if set forth in full herein. The terms “sections(s)” and “subsection(s)” shall be used herein interchangeably. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “includes”, and “including” shall be deemed to be followed by the words “without limitation”;

1.2.3.

Default Rules. Unless expressly contradicted or otherwise qualified, (i) all references to a Person also refer to that Person’s successors and permitted assigns, including permitted transferees, and (ii) all references to and definitions of any agreement, instrument or statute herein or in any agreement or instrument referred to herein mean such agreement, instrument or statute, including the Charter Documents, as from time to time may be amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein;

1.2.4.

Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement;

1.2.5.	Time is of the essence. Time is of the essence in the performance of the Parties’ respective obligations;

1.2.6.	Computation of time period: The calculation period for any time period referred to in this Agreement shall: (i) include the date from which it is stated to commence; (ii)

be determined by reference to calendar days (unless this Agreement specifically refers to Business Days, in which case Business Days shall apply); and (iii) shall end at 23.59 hours Indian Standard Time on the last such date in such time period as determined in accordance with (i) and (ii) above;

1.2.7.

The obligations of the Sellers under this Agreement are several. It is clarified that a Seller will not be responsible for the acts, omissions or obligations of the other Seller or the Target under this Agreement.

2.	NR SHARE TRANSFER

2.1.	Subject to the terms and conditions of this Agreement:

2.1.1.

relying on the respective Seller Warranties, the Acquirer agrees to purchase the Respective NR Sale Shares from each of the NR Sellers, and the NR Sellers hereby agree to sell and transfer to the Acquirer, their Respective NR Sale Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, in each case, in accordance with the terms of this Agreement; and

2.1.2.

relying on the Acquirer Warranties, the NR Sellers agree to sell to the Acquirer the Respective NR Swap Shares, and the Acquirer hereby agrees to: (a) issue and allot to the NR Sellers, the Respective NR Subscription Shares in consideration for the Respective NR Swap Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto; and (b) remit the Respective NR Cash Consideration Amount in consideration for the Respective NR Sale Shares, in each case, in accordance with the terms of this Agreement.

2.2.

The Acquirer hereby agrees that the aggregate of the Total NR Cash Consideration Amount and the Cash Consideration Amount shall be equivalent to USD 22,000,000 (United States Dollars Twenty Two Million). Acquirer’s obligation under this Agreement towards payment of consideration for the Share Transfer shall be to deliver the Total NR Cash Consideration Amount, Cash Consideration Amount, the NR Subscription Shares and the OS Subscription Shares pursuant to relevant provisions of Clauses 2 (NR Share Transfer), 3 (Cash Share Sale), 4 (Conditions Precedent, Conditions Before Closing), 5 (NR Closing and IR Closing) and 6 (Option Share Transfer). The Acquirer shall have no liability to determine the manner of distribution of such cash consideration and share consideration amongst the Sellers pursuant to the calculation determined in SCHEDULE 2.

2.3.	The Parties hereby agree that the sale and transfer of the NR Swap Shares, and issuance and allotment of the NR Subscription Shares shall be completed simultaneously.

2.4.

As of the Execution Date, the shareholding pattern of the Target is as set out under Part A of SCHEDULE 3. Further, as of the Execution Date, the shareholding pattern of the Acquirer on a Fully Diluted Basis is as set out under Part B of SCHEDULE 3, and as on the NR Closing Date, the shareholding of the Acquirer on a Fully Diluted Basis shall be as set out under Part C of SCHEDULE 3.

2.5.	NR Share Swap.

2.5.1.

Consideration for the Respective NR Swap Shares. In consideration for the NR Swap Shares, the Acquirer shall issue and allot the NR Subscription Shares, free of all Encumbrances, to the respective NR Sellers. The Parties agree and acknowledge that: (a) the issue and allotment of NR Subscription Shares by the Acquirer in the manner set out in this Agreement shall constitute full and final payment by the Acquirer to the NR Sellers for the NR Swap Shares and shall entitle the Acquirer to the NR Swap Shares free of all Encumbrances, and (b) transfer of the NR Swap Shares by the NR Sellers in the manner set out in this Agreement shall constitute full and final payment by the NR Sellers to the Acquirer for the NR Subscription Shares and shall entitle the NR Sellers to the NR Subscription Shares free of all Encumbrances.

2.6.	NR Share Sale.

2.6.1.

Form and Payment of the Respective NR Cash Consideration Amount. On the NR Closing, the Acquirer shall ensure that a Promissory Note duly executed by the Acquirer is delivered to the respective NR Sellers, in consideration for transfer of the NR Sale Shares by the NR Sellers to the Acquirer. Payment of the Respective NR Cash Consideration Amount to the respective NR Sellers shall be made according to the terms of the Promissory Note without any deduction towards Tax, except deduction of withholding taxes, as may be applicable as per the provisions of the IT Act, in relation to transfer of the Identified EE Shares and such other Shares as specified by the Sellers. Any Taxes withheld by the Acquirer in relation to the aforesaid Shares if such Taxes are required to be withheld under Applicable Law, shall be reduced from the value of the Promissory Note issued to the NR Sellers, and will be deposited by the Acquirer with the Indian Tax Authorities, and the Acquirer shall provide documentation/evidence of such payment of such withholding tax to the relevant NR Seller whenever required by such NR Seller.

2.7.

Parties hereby agree that the Sellers shall have the right to determine, at their own discretion, to Transfer the Identified EE Shares to the Acquirer either as part of the NR Closing, IR Cash Closing or the OS Closing.

2.8.	TCS

2.8.1.

The Aggregate Consideration Amount agreed to be payable to each Seller upon determination in the manner set out under SCHEDULE 2 shall be increased by the amount required to be collected towards TCS by the Respective Seller, if applicable under the provisions of the IT Act. For the purposes of this Clause, the term ‘Aggregate Consideration Amount’ shall mean the aggregate consideration payable to the Sellers by the Acquirer pursuant to the Share Transfer in accordance with this Agreement.

3.	CASH SHARE SALE

3.1.

Subject to the terms and conditions of this Agreement, relying on the respective Seller Warranties and the Target Warranties, the Acquirer agrees to purchase the Respective Cash Sale Shares from each of the Cash Sellers, and the Cash Sellers hereby agree to sell and transfer to the Acquirer, the Respective Cash Sale Shares, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, in each case, in accordance with the terms of this Agreement.

3.2.	Consideration for the Cash Sale Shares

3.2.1.

The Acquirer shall, on the IR Cash Closing Date, remit to the Designated Account of the respective Cash Sellers, the Respective Cash Consideration Amount, without any deduction towards Tax, in consideration for the transfer of the Respective Cash Sale Shares.

3.2.2.

Each Cash Seller agrees that the payment of the Respective Cash Consideration Amount to each of them shall constitute full and final payment by the Acquirer towards the Respective Cash Sale Shares transferred by each Cash Seller, and shall entitle the Acquirer to such Cash Sale Shares with effect from the IR Cash Closing Date free of all Encumbrances.

4.	CONDITIONS PRECEDENT, CONDUCT BEFORE CLOSING

4.1.

Seller Conditions Precedent. The obligation of the Acquirer to purchase the respective Seller Shares from the respective Sellers at NR Closing or IR Closing, as applicable pursuant to Clause 5 (NR Closing and IR Closing), shall be subject to the fulfillment of the conditions listed below by each of the Sellers with respect to themselves to the extent applicable (“Seller Conditions Precedent”). Upon fulfillment of each of the Seller Conditions Precedent, the Sellers shall notify to the Acquirer in writing of the due fulfilment of such conditions as applicable to itself (“Seller CP Completion Notices”):

4.1.1.

Warranties true and correct. The respective Seller Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing Date, the IR Cash Closing Date (whichever is applicable in relation to the concerned Seller) with the same effect as though made at that time. The Promoter shall confirm that the Target Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing Date with the same effect as though made at that time.

4.1.2.

Obtaining consents, approvals. Each Seller shall have obtained all corporate authorizations, necessary or appropriate and such other waivers or approvals as may be required, for consummation of the transactions contemplated in this Agreement and shall have provided the Acquirer with satisfactory evidence thereof.

4.1.3.

No Material Adverse Effect. Each Seller shall have confirmed that, as on the NR Closing Date or the IR Cash Closing Date (whichever applicable in relation to the relevant Seller), there has been no event or condition of any character that constitutes a Material Adverse Effect in relation to such Seller. The Promoter shall have confirmed that, as on the NR Closing Date, there has been no event or condition of any character that constitutes a Material Adverse Effect in relation to the Target.

4.1.4.

Valuation Certificate. The Cash Sellers shall have delivered to the Acquirer, a certified copy of a valuation certificate issued by a chartered accountant or a merchant banker registered with the Securities and Exchange Board of India or a practicing cost accountant for calculating the fair market valuation of the Cash Sale Shares and the OS Option Shares in accordance with the requirements of Rule 21(2)(b)(iii) to the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019.

4.1.5.

FC-TRS Documentation. Each Cash Seller shall have prepared and obtained the drafts of all required supporting documentation for the form FC-TRS to be filed with the RBI through authorized dealer bank, in respect of the Transfer of the Cash Sale Shares.

4.1.6.	Lenders’ Consent. The Target shall have obtained the written consent of each of the Lenders, and SVCL, with respect to the sale of the Seller Transfer Shares.

4.1.7.

The Acquirer and the Option Sellers shall have agreed on the OS Alternative Option and shall have executed such additional agreements (“OS Alternative Option Agreement”) and taken all necessary actions, including amendments to this Agreement as may be mutually agreed between the Acquirer and the Option Sellers to give effect to the commercial understanding of the Parties as set out under this Agreement. The Parties shall implement and give effect to certain agreed actions pursuant to the OS Alternative Option Agreement on the NR Closing Date.

4.1.8.

The Sellers and the Acquirer will mutually agree upon a methodology that will enable the Acquirer to hold up to 90% (Ninety per cent) of the Target’s Share Capital immediately after the NR Closing. To give effect to this, the Sellers, the Target and the Acquirer shall take all necessary actions, including corporate actions.

4.1.9.

The Parties shall have agreed on the amounts and the numbers pursuant to the formulae as set out in SCHEDULE 2 and in this regard, the Acquirer shall furnish necessary information as may be reasonably requested by the Sellers.

4.2.

Acquirer Conditions Precedent to NR Closing. The obligation of the NR Sellers to transfer their Respective Transfer Shares to the Acquirer, shall be subject to the fulfillment of the conditions listed below by the Acquirer (“Acquirer Conditions Precedent to NR Closing”). Upon fulfillment of each of the Acquirer Conditions Precedent to NR Closing, the Acquirer shall notify to the NR Sellers in writing of the due fulfilment of such conditions (“Acquirer CP Completion Notice 1”):

4.2.1.

Warranties true and correct. The Acquirer Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the NR Closing Date with the same effect as though made at that time.

4.2.2.

Obtaining consents, approvals. The Acquirer shall have obtained all authorizations, consents and waivers, necessary or appropriate, for consummation of the transactions contemplated in this Agreement, whether under Applicable Law, contract or otherwise and shall have provided the NR Sellers with satisfactory evidence thereof.

4.2.3.

No Material Adverse Effect. The Acquirer shall have confirmed that, as on the NR Closing Date, there has been no event or condition of any character that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect in relation to the Acquirer.

4.2.4.

The Acquirer shall have executed legally binding definitive agreements (“Proposed Acquisition Agreements”) with either (i) at least four of the six (6) entities proposed to be acquired by the Acquirer and as reflected in Part C of SCHEDULE 3 or (ii) any number of such subsidiary acquisitions that would result in a combined entity with at least $85,000,000 (United States Dollars Eighty Five Million) in annual revenue based on 2020 revenue (the “Significant Subsidiary Acquisitions”) in connection with acquisition of 100% (one hundred per cent) of their respective share capital by the Acquirer, and the Acquirer shall have consummated or shall agree to concurrently consummate all Significant Subsidiary Acquisitions on the NR Closing Date. The Parties agree that in the event that the acqusitions of all entities listed in Part C of SCHEDULE 3 are consummated, the aggregate number of Shares of the Acquirer (“Aggregate Equity Consideration”) to be delivered by the Acquirer to the Promoter pursuant to Clause 4.2.16 of this Agreement and the OS Subscription Shares and NR Subscription Shares to be delivered to the NR Sellers and the Option Sellers pursuant to this Agreement, shall be equivalent to 10% (ten per cent) of the Acquirer’s Share capital on a Fully Diluted Basis as of the NR Closing Date. In the event that the NR Closing occurs, but the acquisition of one or more of the entities listed in Part C of SCHEDULE 3 is not consummated as of the NR Closing Date, the Aggregate Equity Consideration to be delivered to the Sellers pursuant to this Agreement shall be increased pro rata amongst: (i) the subsidiaries which have been acquired by the Acquirer pursuant to the Proposed Acquisition Agreements; and (ii) the other existing holders of Acquirer’s Shares.

4.2.5.

The Acquirer and the SPAC shall have executed legally binding definitive agreements with strategic or financial investors (“PIPE Agreements”) for infusion of such amounts into the Acquirer or the SPAC, as the case may be, as would be required to fulfil its payment obligations under this Agreement and all the Proposed Acquisition Agreements, when combined with SPAC trust funds after factoring in amounts required for anticipated stockholder redemptions, if any.

4.2.6.

The business combination agreement amongst the Acquirer and the SPAC shall have been executed on terms substantially similar to those terms set forth in the letter of intent executed on September 29, 2020 between UpHealth Services Inc. and GigCapital2, Inc., a Delaware corporation, along with any other definitive agreements required to be executed, to give effect to the Merger (the “Merger Agreement”). If the Acquirer or the SPAC proposes a different form of merger other than what is described in this Agreement, the Acquirer shall obtain the prior written approval of the Sellers in this regard and the Parties shall execute such amendments to this Agreement, as may be required to reflect the Parties’ commercial understanding under this Agreement.

4.2.7.

The Acquirer shall have confirmed in writing to the Sellers (a) that other than obtaining of approvals from stockholders of SPAC and the Acquirer, and consummation of Merger, there are no other actions required to be taken by the Acquirer, including obtaining any consents or making any filings with any Person, to achieve listing of the SPAC shares on NYSE and the IR Cash Closing, and (b) the proposed date of consummation of Merger and listing of Shares of the SPAC on the NYSE. Based on such written confirmation from the Acquirer, the Parties shall mutually agree and take necessary actions and execute such agreements, including amendment agreements, as may be requested by the Sellers to give effect to the commercially agreed terms under this Agreement.

4.2.8.	The Acquirer shall confirm in writing to the Sellers that the transaction consideration payable to the stockholders of the Acquirer by the SPAC pursuant to the Merger

Agreement is based on the total enterprise value of the Acquirer being USD 1,100 million (United States Dollars One Thousand One Hundred Million), as reflected in the letter of intent executed on September 29, 2020 between UpHealth Services Inc. and GigCapital2, Inc., a Delaware corporation, subject to a pro rata adjustment of the Acquirer’s enterprise value in the event of the acquisitions of all six entities listed in Part C of SCHEDULE 3 are not completed. It is hereby agreed between the Parties that, notwithstanding any such adjustments to the Acquirer’s enterprise value, the value of the Acquirer’s Shares receivable by the NR Sellers and the Option Sellers pursuant to this Agreement, shall be no less than USD 110,000,000 (United States Dollars One Hundred and Ten Million only).

4.2.9.	The SPAC shall have filed the proxy statement, Form S-4 and any other required documents with the Securities and Exchange Commission and the Form S-4 shall have become effective.

4.2.10.

The SPAC shall have completed its diligence on the Acquirer, obtained all necessary approvals as may be required and completed any required stock exchange and regulatory review (including by the Securities and Exchange Commission and the New York Stock Exchange in the USA), to give effect to the Merger and for consummation of the transactions contemplated in this Agreement.

4.2.11.

The SPAC shall have executed a deed of adherence in a form and manner acceptable to the Sellers (including incorporating the substance of the following required provisions in the Merger Agreement, in a form and manner acceptable to the Sellers), pursuant to which SPAC shall be deemed to be the ‘Acquirer’ under this Agreement and the ‘Borrower’ under the Promissory Note, and all references to: (a) the ‘Acquirer’ under this Agreement, and (b) the ‘Borrower’ under the Promissory Note, shall refer to the SPAC. Consequently, the SPAC shall be bound by all rights and obligations of the Acquirer under this Agreement.

4.2.12.

The Acquirer and Seller(s) shall have executed such additional agreements and taken all necessary actions, including amendments to this Agreement as may be reasonably required by the NR Sellers prior to consummation of the Merger, to give effect to the commercial understanding of the Parties as set out under this Agreement.

4.2.13.

The Acquirer and the Option Sellers shall have agreed on the OS Alternative Option and shall have executed such additional agreements (“OS Alternative Option Agreement”) and taken all necessary actions, including amendments to this Agreement as may be mutually agreed between the Acquirer and the Option Sellers to give effect to the commercial understanding of the Parties as set out under this Agreement.

4.2.14.

Finalisation of the Employment Agreement. The terms of the Promoter’s employment and the form of the employment agreement amongst him and the Acquirer, shall have been finalized in a form acceptable to the Acquirer and the Promoter.

4.2.15.

The Sellers and the Acquirer will mutually agree upon a methodology that will enable the Acquirer to hold up to 90% (Ninety per cent) of the Target’s Share Capital immediately after the NR Closing. To give effect to this, the Sellers, the Target and the Acquirer shall take all necessary actions, including corporate actions.

4.2.16.

The Acquirer and the Promoter shall have executed an agreement in a form mutually acceptable to them, to record the terms and manner of issuance of 286,000 (Two Hundred and Eighty Six Thousand) Shares of the Acquirer, or such number of Shares of the Acquirer, which is equivalent to 2.86% (two decimal eight six per cent) or such higher percentage of the Acquirer’s Share capital on a Fully Diluted Basis as may be required pursuant to Clause 4.2.4 as of the NR Closing Date, to the Promoter.

4.2.17.

All corporate and other proceedings in connection with the transactions contemplated at such NR Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each NR Seller, and each NR Seller (or such NR Seller’s counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

4.2.18.	The Acquirer shall have obtained a Permanent Account Number (PAN) in India.

4.3.

Acquirer Conditions Precedent to IR Cash Closing. The obligation of the Cash Sellers to transfer their Respective Cash Sale Shares to the Acquirer, shall be subject to the fulfillment of the conditions listed below by the Acquirer (“Acquirer Conditions Precedent to IR Cash Closing”). Upon fulfillment of each of the Acquirer Conditions Precedent to IR Cash Closing, the Acquirer shall notify to the Cash Sellers in writing of the due fulfilment of such conditions (“Acquirer CP Completion Notice 2”):

4.3.1.

Warranties true and correct. The Acquirer Warranties shall be true and correct in all respects on the Execution Date and shall be true and correct as on the IR Cash Closing Date with the same effect as though made at that time;

4.3.2.

Obtaining consents, approvals. The Acquirer shall have obtained all authorizations, consents and waivers, necessary or appropriate, for consummation of the transactions contemplated in this Agreement, whether under Applicable Law, contract or otherwise and shall have provided the IR Sellers with satisfactory evidence thereof;

4.3.3.

No Material Adverse Effect. The Acquirer shall have confirmed that, as on the IR Cash Closing Date, there has been no event or condition of any character that constitutes, or would reasonably be expected to constitute, a Material Adverse Effect in relation to the Acquirer or SPAC or the Surviving Company, as applicable;

4.3.4.	The Acquirer or the SPAC as applicable, shall have received and consummated the investments contemplated under the PIPE Agreements;

4.3.5.	All actions set out in Clause 5.1 (NR Closing) below in relation to the NR Closing shall have been duly consummated;

4.3.6.

The SPAC’s stockholders shall have provided their approval with respect to the Merger. In the event any of the SPAC’s dissenting stockholders exercise their right to redeem their respective shares or stock in the SPAC, the SPAC shall have completed such redemption;

4.3.7.	The Merger shall have been consummated in terms of the Merger Agreement and the Shares of the SPAC shall have been registered on the NYSE;

4.3.8.

The Acquirer shall have provided to the Cash Sellers, certified copies of all documents as may be required by the Option Sellers and Cash Sellers in connection with the Form FC-TRS to be filed by the Cash Sellers with respect to the Cash Share Sale.

4.4.	Each Party shall be responsible for fulfilment of their respective Conditions Precedent.

4.5.

Notwithstanding anything contained elsewhere in the Agreement, (i) a particular Seller Condition Precedent may be waived or be treated as a condition subsequent, if the Acquirer agrees to waive such Seller Condition Precedent or treat it as a condition subsequent after the NR Closing or the IR Cash Closing, whichever applicable, and (ii) a particular Acquirer Condition Precedent may be waived or be treated as a condition subsequent, if the concerned Sellers agree to waive such Acquirer Condition Precedent or treat it as a condition subsequent after the NR Closing or the IR Cash Closing, whichever applicable. It is further agreed between the Parties that non-fulfilment of the Seller Conditions Precedent by one Seller, shall not affect the Share Transfer with respect to the other Seller.

4.6.

During the period between the Execution Date and the NR Closing Date, the Acquirer shall not (other than to the extent required under Clause 4 (Conditions Precedent, Conduct Before Closing)) without the prior written consent of the Sellers, undertake any actions set out under Part A of SCHEDULE 5 of this Agreement. During the period between the Execution Date and the NR Closing Date, the Target shall not and the Promoter shall ensure that the Target does not (other than to the extent required under Clause 4 (Conditions Precedent, Conduct Before Closing) or to give effect to the terms of or the transactions contemplated under this Agreement), without the prior written consent of the Acquirer, undertake any actions set out under Part B of SCHEDULE 5 of this Agreement. It is however agreed between the Parties that notwithstanding anything contained in this Agreement, after the Execution Date, the Target shall be entitled to modify the Share capital of the Target, including through issuance of securities, and also undertake such other actions as may be required pursuant thereto, provided that such new investor, if any, agrees to execute a deed of adherence to this Agreement and transfer its Shares to the Acquirer to give effect to the commercially agreed terms under this Agreement.

4.7.

Long-Stop Date. Subject to Clause 4.5, the Sellers shall use best endeavours to ensure that all the Seller Conditions Precedent are completed and the Acquirer shall use its best endeavours to ensure that all Acquirer Conditions Precedent to NR Closing are completed, and the NR Closing shall occur no later than March 5, 2021 or such extended period as the Parties may mutually agree upon in writing (“NR Long Stop Date”), failing which, this Agreement shall terminate as provided in Clause 11 (Termination) and the Parties shall be relieved and discharged from all their respective liabilities and obligations under this Agreement subject to Clause 11.2 (Survival). Subject to Clause 4.5, the Acquirer shall ensure that all Acquirer Conditions Precedent to IR Cash Closing are completed, and the IR Cash Closing occurs no later than March 15, 2021 or such extended period as the Parties may mutually agree upon in writing (“IR Long Stop Date”).

5.	NR CLOSING AND IR CLOSING

5.1.

NR Closing. Upon the Acquirer receiving the Seller CP Completion Notices from the NR Sellers and having verified the fulfilment of the relevant Seller Conditions Precedent, and upon the NR Sellers receiving the Acquirer CP Completion Notice 1 and having verified the fulfilment of the Acquirer Conditions Precedent to NR Closing, the Acquirer, the NR Sellers and the Target shall agree upon a date on which the NR Closing shall occur which shall not be later than the NR Long Stop Date (“NR Closing Date”). At NR Closing, the actions set out under this Clause 5.1 shall take place. The obligations of each of the Parties in this Clause 5.1 are interdependent and unless otherwise agreed to by the NR Sellers and the Acquirer, the NR Closing will not occur unless all of the obligations set out in this Clause 5.1 are complied with and are fully effective:

5.1.1.	NR Closing Actions by the Target and the NR Sellers

(a)

Each of the NR Sellers shall deliver to the Acquirer, (i) the original share certificates in respect of the Respective NR Sale Shares and the Respective NR Swap Shares, and (ii) duly executed and stamped statutory share transfer forms for transfer of such Respective NR Sale Shares and the Respective NR Swap Shares;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the NR Sale Shares and the NR Swap Shares from the respective NR Sellers to the Acquirer; (ii) updating of its register of members to record the transfer of the NR Sale Shares and the NR Swap Shares, and to record the name of the Acquirer as the owner of the NR Sale Shares and the NR Swap Shares; (iii) providing certified true copies of items listed in (i) and (ii) above to the NR Sellers and the Acquirer;

(c)	The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members.

5.1.2.	NR Closing Actions by the Acquirer

(a)	The Acquirer shall have delivered executed Promissory Notes to each of the NR Sellers;

(b)	The Acquirer shall duly execute the share transfer forms received in terms of Clause 5.1.1(a);

(c)

The Acquirer shall issue and allot the Respective NR Subscription Shares in favour of the respective NR Sellers, pass necessary corporate resolutions and take such necessary actions as may be required under Applicable Law, and deliver to the each of the NR Sellers unit certificates representing the NR Subscription Shares;

(d)

The Acquirer shall have taken necessary actions, including passing corporate resolutions for appointment of the Promoter on the Board of the Acquirer, on terms acceptable to the Promoter and which are no less favorable in comparison with other Directors appointed on the Board of the Acquirer;

(e)

The Acquirer shall have completed all the Significant Subsidiary Acquisitions in connection with acquisition of 100% (one hundred per cent) of their respective share capital by the Acquirer in accordance with the Proposed Acquisition Agreements;

(f)	The Acquirer and the Promoter shall execute the Employment Agreement; and

(g)

The Acquirer shall issue corporate guarantees to the extent of USD 35,000,000 (United States Dollars Thirty Five Million) in favour of such creditors of the Target as are reflected in its books towards payment of Debt. Accordingly, the Acquirer shall also ensure that all the relevant creditors release the personal guarantees issued in their favour by the Promoter or any of the shareholders of the Target. For the purposes of this clause, the term ‘Debt’ shall include any amounts required to be paid by the Target including any term loans, liabilities, short-term and long-term debt and guarantees and payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any fixed return or discounting terms.

5.2.

IR Cash Closing. Upon the Cash Sellers receiving the Acquirer CP Completion Notice 2 and having verified the fulfilment of the Acquirer Conditions Precedent to IR Cash Closing, the Acquirer, the Cash Sellers and the Target shall agree upon a date on which the IR Cash Closing shall occur, which shall be no later than the IR Long Stop Date (“IR Cash Closing Date”). At IR Cash Closing, the actions set out under this Clause 5.2 shall take place. The obligations of each of the Parties in this Clause 5.2 are interdependent and unless otherwise agreed to by the Cash Sellers and the Acquirer, the IR Cash Closing will not occur unless all of the obligations set out in this Clause 5.2 are complied with and are fully effective:

5.2.1.	IR Cash Closing Actions by the Target and the Cash Sellers

(a)

Each of the Cash Sellers shall deliver to the Acquirer, (i) the original share certificates in respect of the Respective Cash Sale Shares, and (ii) duly executed and stamped statutory share transfer forms for transfer of such Respective Cash Sale Shares;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the Cash Sale Shares from the respective Cash Sellers to the Acquirer; (ii) updating of its register of members to record the transfer of the Cash Sale Shares, and to record the name of the Acquirer as the owner of the Cash Sale Shares; (iii) appointing Acquirer’s designee(s) as director(s) to the Board of the Target (iii) providing certified true copies of items listed in (i) and (ii) above to the Cash Sellers and the Acquirer;

(c)	The Target shall file Form DIR-12 with the jurisdictional registrar of companies in relation to appointment of the Acquirer’s designee(s) to the Board of the Target;

(d)	The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members and the register of directors and key managerial personnel.

5.2.2.	IR Cash Closing Actions by the Acquirer

(a)	The Respective Cash Consideration Amount shall be remitted by the Acquirer to the Designated Accounts of the Cash Sellers;

(b)	The Acquirer shall duly execute the stamped share transfer forms received in terms of Clause 5.2.1(a).

5.2.3.

Upon receipt of the Respective Cash Consideration Amount and the copies of the foreign inward remittance certificates (“FIRC”) and the KYC certificates from the Acquirer, the Cash Sellers shall file the Form FC-TRS (and all annexures thereto), in respect of the Respective Cash Sale Shares with the RBI, and shall provide a confirmation of the same to the Target and the Acquirer.

5.3.

The Parties agree and acknowledge that the Existing Target SHA shall stand terminated automatically without requiring any further action or deed by any of the Parties, vis-à -vis each Seller on such date when the Share Transfer is completed with respect to such Seller in accordance with the terms of this Agreement.

5.4.

The execution by each Seller of this Agreement constitutes their written (i) consent for the consummation of the transactions contemplated under this Agreement; and (ii) waiver of any right of first offer, right of first refusal, co-sale, lock-in and all similar rights in connection with the transactions contemplated under this Agreement.

6.	OPTION SHARE TRANSFER

6.1.

Relying on the respective Seller Warranties, the Target Warranties and the Acquirer Warranties, the Parties have agreed to the sale and purchase of the Respective Option Shares by each of the Option Sellers to the Acquirer, free and clear from all Encumbrance and together with all rights, title, interest and benefits appertaining thereto, in each case, in accordance with the terms of this Agreement.

6.2.

The consideration for the transfer of the Respective Option Shares by the Option Sellers to the Acquirer shall be payable by the Acquirer to the Option Sellers through either of the following methods, at the sole discretion of the Option Sellers with respect to themselves only:

6.2.1.

By allotment of the Respective OS Subscription Shares to the relevant Option Sellers, free and clear from all Encumbrances and together with all rights, title, interest and benefits appertaining thereto, in each case, in accordance with the provisions of Clause 6.4 (Swap Option) of this Agreement; or

6.2.2.	By any other mechanism or structure which is mutually agreed between the Option Sellers and the Acquirer, and which is permissible in terms of Applicable Law (the “OS Alternative Option”).

6.3.

Any time after the issuance of the Acquirer CP Completion Notice 1 in accordance with Clause 4.2 (Acquirer Conditions Precedent to NR Cash Closing), the Option Sellers shall intimate to the Acquirer in writing of his/her decision to transfer the Respective Option Shares and receive consideration through either of the methods set out in Clause 6.2 above (“OS Consideration Intimation”) provided that the closing for Option Shares Transfer shall take place concurrently with the NR Closing only if the Transfer of the Respective Option Shares is proposed to be transferred to the Acquirer and completed pursuant to the Swap Option. The Option Sellers shall have the option to make the Share Swap Application and shall be entitled to opt for the Swap Option pursuant to Clause 6.2.1 only in the event the RBI Approval has been obtained pursuant to the Share Swap Application made by the relevant Option Seller, if such approval is required under Applicable Law.

6.4.	Swap Option.

6.4.1.

Pursuant to Clause 6.3, if the Option Sellers exercise their right to acquire the Respective OS Subscription Shares in consideration for transfer of the Respective Option Shares, the Acquirer shall issue and allot the OS Subscription Shares, free of all Encumbrances, to the respective Option Sellers. The Parties agree and acknowledge that: (a) the issue and allotment of the OS Subscription Shares by the Acquirer in the manner set out in this Agreement shall constitute full and final payment by the Acquirer to the Option Sellers for the OS Option Shares and shall entitle the Acquirer to the OS Option Shares free of all Encumbrances, and (b) Transfer of the OS Option Shares by the Option Sellers in the manner set out in this Agreement shall constitute full and final payment by the Option Sellers to the Acquirer for the OS Subscription Shares and shall entitle the Option Sellers to the OS Subscription Shares free of all Encumbrances.

6.4.2.

Swap Option Closing. The events set out in this Clause 6.4.2 shall take place in the event the Option Sellers exercise their right to complete the Option Share Transfer by way of the Swap Option pursuant to the OS Consideration Intimation and shall take place concurrently with the NR Closing if such Transfer is proposed to be made to the Acquirer. The obligations of each of the Parties under this Clause 6.4.2 are interdependent and unless otherwise agreed to by the Option Sellers and the Acquirer, the OS Closing will not occur unless all of the obligations set out in this Clause 6.4.2 are complied with and are fully effective:

(i)

Each of the Option Sellers shall deliver to the Acquirer, the original share certificates in respect of the Respective Option Shares. The Option Sellers shall also deliver to the Acquirer, duly executed and stamped statutory share transfer forms for Transfer of such Respective Option Shares, which the Acquirer shall duly execute;

(ii)

The Acquirer shall issue and allot the Respective OS Subscription Shares in favour of the respective Option Sellers, pass necessary corporate resolutions and take such necessary actions as may be required under Applicable Law, and deliver to the each of the Option Sellers unit certificates representing the OS Subscription Shares;

(iii)

The Target shall convene and hold a meeting of its Board at which resolutions shall be passed approving and authorizing: (a) the Transfer of the Respective Option Shares from the Option Sellers to the Acquirer; and (b) updating of its register of members to record the Transfer of the Respective Option Shares, and to record the name of the Acquirer as the owner of the Respective Option Shares.

(iv)

The Target shall provide certified true copies of the resolution items listed in Clause 6.4.2(iii) above to the Option Sellers and the Acquirer. The Target shall deliver duly endorsed share certificates of the Respective Option Shares to the Acquirer;

(v)	The Target shall provide to the Acquirer true extracts, duly certified by its Director, of the updated register of members;

6.4.3.

Upon completion of Swap Option as set out under Clause 6.4.2, the Option Sellers shall file the Form FC-TRS (and all annexures thereto), in respect of the Respective Option Shares with the RBI, and shall provide a confirmation of the same to the Target and the Acquirer.

6.5.

OS Alternative Option. If the Option Sellers elect to consummate the Option Share Transfer through the OS Alternative Option, then the mechanism agreed between the Option Sellers and the Acquirer under the OS Alternative Option Agreement shall be followed and the Parties shall take all actions as agreed thereunder.

7.	REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1.

The NR Sellers (severally and only with respect to themselves), represent and warrant to the Acquirer that the respective Seller Warranties are true and correct as of the Execution Date and shall remain true and correct, as on the Execution Date and on the NR Closing Date, with the same effect as though made at that time.

7.2.

The Cash Sellers and the Option Sellers (severally and only with respect to themselves), represent and warrant to the Acquirer that the respective Seller Warranties are true and correct as of the Execution Date and shall remain true and correct, as on the IR Cash Closing Date and on the OS Closing Date respectively, with the same effect as though made at that time.

7.3.

The Acquirer represents and warrants to the Sellers that the Acquirer Warranties are true and correct as of the Execution Date and shall remain true and correct as on each of the NR Closing Date, the IR Cash Closing Date and the OS Closing Date, with the same effect as though made at that time.

7.4.

Subject to Clause 7.6, the Promoter represents and warrants to the Acquirer that the Target Warranties are true and correct as of the Execution Date (subject to the disclosures set out in the Disclosure Schedule and the Updated Disclosure Schedule) and shall remain true and correct as of the NR Closing Date (subject to the disclosures set out under the Updated Disclosure Schedule and the NR Closing Date Disclosure Schedule) with the same effect as though made at that time.

7.5.

Except as set out under Clause 7.6 below, each of the warranties of a Party under this Agreement shall be construed as a separate warranty and shall not be limited or restricted by reference to or inference from the terms of any other warranty or any other term of the Agreement.

7.6.

Each of the Target Warranties shall be separate and independent and shall be limited only by the specific disclosures set out in reference to the relevant Target Warranty in ANNEXURE A of this Agreement. The Acquirer and the Promoter agree that the Promoter shall have the right to update the disclosures set out in ANNEXURE A and provide the Acquirer with an updated Disclosure Schedule in relation to the Target Warranties provided as of the Execution Date, no later than November 30, 2020 (“Updated Disclosure Schedule”). Further, the

Promoter shall also have the right to further update the Disclosure Schedule or the Updated Disclosure Schedule, as the case may be, no later than 3 (three) days prior to the NR Closing Date (the “NR Closing Date Disclosure Schedule”). All disclosures set out in the Updated Disclosure Schedule and the NR Closing Date Disclosure Schedule shall be mutually agreed between the Promoter and the Acquirer, and any event, change or effect disclosed in the Disclosure Schedule, the Updated Disclosure Schedule or the NR Closing Date Disclosure Schedule will not be deemed to be a breach of the Target Warranties contained in this Agreement.

7.7.

Each Party undertakes to promptly Notify the other Party if it becomes aware of any fact, matter or circumstance (whether existing on or before the date of the Agreement or arising afterwards) which would cause any of their respective warranties to become untrue or inaccurate or misleading in any material respect.

7.8.

In connection with certain other capital contributions pursuant to the Proposed Acquisition Agreements to be consummated by Acquirer in separate and related transactions, the Parties hereto, together with the other entities listed in Part C of SCHEDULE 3 if acquisitions of those entities are completed (collectively “Controlling Parties”) will be in control of Acquirer as defined in Section 368(c) of the United States Internal Revenue Code of 1986, as amended (“Code”). It is Acquirer’s understanding that the Controlling Parties intend that the Merger of the Acquirer and the SPAC, as a part of the series of related transactions, be a tax-deferred integrated transaction under Section 351 of the Code and Rev. Rul. 84-71, 1984-1 C.B. 106. The Parties agree to report the transactions consistent with the treatment described in this Clause 7.8 for all U.S. Tax purposes.

7.9.

For U.S. federal income tax purposes, it is intended that the Merger Agreement will qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties intend for the Merger Agreement to be a plan of reorganization within the meaning of Section 354(a)(1) of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3.

8.	INDEMNITIES

8.1.	Sellers’/Promoter’s indemnification obligations towards the Acquirer.

8.1.1.

Subject to completion of the NR Closing, IR Cash Closing or OS Closing (whichever is applicable in connection with the relevant Seller), each of the Sellers agree that they shall, severally and not jointly, indemnify and hold harmless the Acquirer for any Losses incurred by the Acquirer directly (including Losses relating to a Claim by a Third Party), which arise out of, or result from or are connected with:

(a)	a breach by the relevant Seller of its Seller Warranties;

(b)

any Claim, relating to or defect in the ownership of the Seller Transfer Shares of the Seller or an Encumbrance thereon, in respect of the period prior to the NR Closing, IR Cash Closing or OS Closing (whichever applicable in connection with the relevant Seller).

8.1.2.

Promoter’s indemnification obligations towards the Acquirer. Subject to completion of the IR Cash Closing, the Promoter agrees that he shall indemnify and hold harmless the Acquirer for any Losses incurred by the Acquirer (including Losses relating to a Claim by a Third Party) as a result of (a) breach of the Target Warranties, and/or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Target pursuant to Clause 5 (NR Closing and IR Closing) of this Agreement.

8.2.

Seller’s Indemnification Procedure. If the Acquirer suffers a Loss which is indemnifiable by the Seller or the Promoter under Clause 8.1 (each, an “Indemnifying Party”), then the Acquirer shall issue a written notice (“Indemnification Notice”) to the Indemnifying Party, describing in reasonable detail the Losses suffered by the Acquirer. The Indemnifying Party shall have a period of 30 (thirty) days from the receipt of an Indemnification Notice to object to such Indemnification Notice or any part thereof. If the Indemnifying Party notifies the Acquirer of its objection to the matters set forth in the Indemnification Notice and if the Acquirer and the Indemnifying Party are unable to mutually resolve the matter within 30 (thirty) days of the objections being notified, the Acquirer or the Indemnifying Party may refer the dispute to arbitration in accordance with Clause 14.2 (Arbitration).

8.2.1.	Indemnification Procedure in relation to Third Party Claims.

(i)

If any Third Party or Governmental Authority (including a Tax Authority) issues a notice (hereinafter, referred to as the “Claim Notice”) to the Acquirer in connection with any Claim in relation to the matters covered under Clause 8.1 (“Indemnification Claim”), then such Acquirer shall, within 10 (Ten) Business Days of receiving such Claim Notice, give intimation of the same to the relevant Indemnifying Party, in writing. Such intimation shall contain factual information describing the Indemnification Claim and shall include copies of the Claim Notice or other document received from the Governmental Authority or any other Person in respect of such Indemnification Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or incurs additional Losses due to such failure of the Acquirer.

(ii)

The Indemnifying Party shall have the right to, at its own expense, control the preparation, prosecution, defence or conduct of such Indemnification Claim, including seeking any interim reliefs. The Indemnifying Party shall have the right to engage a reputed counsel of its choosing to undertake such preparation, prosecution, defence or conduct of such Indemnification Claim. In the event that the Indemnifying Party elects to control the preparation, prosecution, defence or conduct of such Indemnification Claim, the Acquirer shall: (a) provide all information and documents requested by the Indemnifying Party in connection with the Indemnification Claim; (b) execute all pleadings, submissions, correspondence and other documents as reasonably requested by the Indemnifying Party in connection with the Indemnification Claim; and (c) take such action promptly as the Indemnifying Party shall reasonably request in relation to the Indemnification Claim. Further, in the event of the Indemnifying Party electing to assume control of and/or defend any Indemnification Claim, the

Indemnifying Party shall manage all aspects relating to the Indemnification Claim, including taking any decisions relating to an appeal and the Acquirer shall cooperate, as reasonably requested by the Indemnifying Party in this regard.

(iii)

The Acquirer and the Target shall give all information and assistance to the Indemnifying Party, as may be reasonably requested by the Indemnifying Party, to avoid, dispute, resist, appeal, compromise, defend, remedy or mitigate such Indemnification Claim.

(iv)

If the Indemnifying Party fails to assume control over such Indemnification Claim within a period of 45 (forty five) Business Days from the receipt of the Claim Notice (or such shorter period prescribed under Applicable Law to respond to the Claim Notice), then the Acquirer shall assume control over such Indemnification Claim, with the Indemnifying Party bearing the reasonable costs of not more than one (1) law firm engaged by the Acquirer, and the Indemnifying Party shall cooperate with the Acquirer in such Indemnification Claim.

(v)

If the Acquirer assumes control over an Indemnification Claim, the Acquirer shall not make any admission of liability, settlement or compromise in relation to an Indemnification Claim without the prior written consent of the relevant Indemnifying Party.

(vi)

Notwithstanding anything to the contrary contained in this Agreement, the relevant Indemnifying Party may at its sole discretion directly pay the amount claimed under an Indemnification Claim to the relevant Governmental Authorities on its own account and shall provide the Acquirer with evidence of such payment at least 2 (two) Business Days prior to the due date for payment of such Indemnification Claim.

(vii)

The Acquirer agrees and undertakes to maintain records in the ordinary course of business in India and as per normal practice followed by the Target in India in order to enable the Indemnifying Party to participate in the defence of any proceedings and will provide full access to such records to the relevant Indemnifying Party.

(viii)	The procedure prescribed under this Clause 8.2.1 shall apply mutatis mutandis to defending or managing any Appeal.

8.3.	It is clarified that notwithstanding anything in this Agreement, the Indemnifying Party’s obligations to indemnify the Acquirer under Clause 8.1, shall be subject to the following limitations:

8.3.1.

The maximum aggregate liability of each of the NR Sellers towards the Acquirer, shall not exceed 25% (twenty five per cent) of their Respective NR Cash Consideration Amount realized from the Acquirer in accordance with this Agreement;

8.3.2.

The maximum aggregate liability of each Seller, including the Promoter towards the Acquirer, (other than the NR Sellers) shall not exceed 25% (twenty five per cent) of his/her Respective Cash Consideration Amount realized from the Acquirer in accordance with this Agreement;

8.3.3.

The obligation of the Promoter to indemnify the Indemnified Party in relation to a breach of the Target Warranties will arise in relation to a Claim or a series of Claims only when the aggregate value of all such Claims equals or exceeds USD 5,000,000 (United States Dollars Five Million only) (“Basket Amount”), provided that in the event the Basket Amount is equalled or exceeded, the obligation to indemnify the Indemnified Party for all such aggregated Claims would relate back to the entire amount of such Claims from the first rupee and not just for the amount of Losses which exceed the Basket Amount. Provided that no indemnification Claims in relation to breach of any Target Warranties under this Agreement in respect of an individual Claim or a series of Claims arising from similar circumstances shall be counted towards satisfying the Basket Amount unless the Loss suffered by the Indemnified Party arising from any such Losses exceeds an amount of USD 500,000 (United States Dollars Five Hundred Thousands only) (“De-Minimis Threshold”). The determination of the amount of Losses under this Clause 8 (Indemnities) shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty. It is clarified that determination of a breach or any inaccuracy in any Target Warranties or the relevant Seller Warranties shall be determined in accordance with the materiality threshold set out in SCHEDULE 4.

8.3.4.	The Indemnified Party shall be entitled to make a Claim under this Clause 8 (Indemnities) only until the expiry of twenty-four (24) months following the NR Closing Date;

8.3.5.

The Target Warranties will survive the NR Closing and terminate on the date that is twenty-four (24) months following the NR Closing Date, except the Target Warranties in Paragraph 1.1 (Organization), Paragraph 1.2 (Authorization) and Paragraph 1.5 (Share Capital of the Target) of Part C of SCHEDULE 4, which shall survive indefinitely, subject to Applicable Law.

Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Clause 8.1, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Clause 8.3 if the Indemnification Notice shall have been given to the Indemnifying Party prior to the applicable limitation date (regardless of when the Losses in respect thereof may actually be incurred), and any such representation or warranty shall survive until the claim for indemnity with respect to such breach is finally resolved.

8.4.

Notwithstanding the foregoing, in the event that, any Claim arises with respect to Losses suffered by the Indemnified Party, prior to receipt of the Respective NR Cash Consideration Amount, the Respective Cash Consideration Amount, or being able to liquidate for cash proceeds the Acquirer or SPAC shares received pursuant to Option Share Transfer from the Acquirer, whichever applicable in relation to the concerned Indemnifying Party, the Acquirer shall not have the right to demand remittance of the indemnification amount from the relevant Indemnifying Party until such Indemnifying Party receives their respective cash consideration or cash proceeds, provided that the foregoing limitation only extends the time period when the Indemnifying Party shall pay the indemnification obligation, but does not extinguish such obligation, subject to Clause 8.3.4 above.

8.5.

If the Indemnifying Party pays to or on behalf of the Acquirer, any amount in discharge of a Claim under Clause 8.1 , and the Acquirer subsequently recovers (whether by way of payment, discount, tax credit, relief, reimbursement or otherwise), from any Person (including any Governmental Authority) any sum (“Recovered Amounts”) pertaining to the subject matter of such Claim, the Acquirer shall, (a) in the event that the Recovered Amounts are not less than the full amount of Losses in relation to such Claim, forthwith repay the Indemnifying Party, an amount equal to the sum actually received by the Acquirer from the Indemnifying Party for such Claim; or (b) in the event that the Recovered Amounts are less than the full amount of Losses in relation to such Claim, the Acquirer shall set-off the Recovered Amounts against the Claim amounts pending to be paid by the Indemnifying Party, and the Claim amount pending from the Indemnifying Party shall be deemed to have been reduced to the extent of the Recovered Amounts.

8.6.

The Acquirer shall not be entitled to recover more than once for a Loss arising out of the same facts or events. The Acquirer shall take all reasonable action and shall make reasonable efforts to mitigate the amount of losses, damages or liabilities arising from any indemnification claim.

8.7.

Notwithstanding anything contained in this Agreement, it is clarified that the indemnification rights of the Acquirer under this Agreement are the exclusive monetary remedies of the Acquirer for any losses or damages based upon, arising out of or otherwise in respect of the matters set forth under this Agreement.

8.8.

Acquirer’s indemnification obligations towards the Sellers. The Acquirer agrees that it shall indemnify and hold harmless the Sellers individually for any Losses incurred by such Sellers directly, which arise out of, or result from or are connected with:

(a)	a breach by the Acquirer of its Acquirer Warranties;

(b)	any Claim, relating to or defect in the ownership of the NR Subscription Shares or the OS Subscription Shares, whichever applicable; and/ or

(c)	a breach of by the Acquirer of any of the terms, obligations or covenants applicable to the Acquirer under this Agreement and the Promissory Notes.

8.9.

Acquirer’s Indemnification Procedure. If any Seller(s) suffers a Loss which is indemnifiable (the “Indemnified Party”) by the Acquirer under Clause 8.7, then the Indemnified Party shall issue a written notice (“Seller Indemnification Notice”) to the Acquirer, describing in reasonable detail the Losses suffered by the Indemnified Party. The Acquirer shall have a period of 30 (thirty) days from the receipt of a Seller Indemnification Notice to object to such Seller Indemnification Notice or any part thereof. If the Acquirer notifies the Indemnified Party of its objection to the matters set forth in the Seller Indemnification Notice and if the Indemnified Party and the Acquirer are unable to mutually resolve the matter within 30 (thirty) days of the objections being notified, the Indemnified Party or the Acquirer may refer the dispute to arbitration in accordance with Clause 14.2 (Arbitration). The provisions of Clause 8.4 and Clause 8.5 shall apply mutatis mutandis with respect to the Acquirer’s liability towards the Indemnified Parties under Clause 8.7.

9.	NR SELLERS’ PUT OPTION AND CALL OPTION

9.1.

Put Option. In the event that the IR Cash Closing is not completed on or prior to the IR Long Stop Date(the “NR Option Trigger”), each of the NR Sellers shall have the individual right (but not the obligation) with respect to itself to require the Acquirer, to purchase all the Respective NR Subscription Shares held by such NR Seller (the “Respective NR Put Shares”) in a single tranche, where the consideration for such purchase shall be the Respective NR Swap Shares which are held by the Acquirer after the NR Closing Date, in accordance with this Clause 9.1 (“NR Put Option”).

9.1.1.	The NR Put Option may be exercised by an NR Seller by providing a Notice (“NR Put Option Notice”) to the Acquirer at any time after the occurrence of the NR Option Trigger.

9.1.2.

The Acquirer agrees that the issuance of an NR Put Option Notice pursuant to Clause 9.1.1 shall constitute a valid and binding agreement between the Acquirer and the NR Seller and upon such issuance, the Acquirer shall be obligated to transfer to the relevant NR Seller, the Respective NR Swap Shares held by the Acquirer, in consideration for the Respective NR Put Shares, no later than 10 (ten) Business Days from the date of issuance of the NR Put Option Notice, in accordance with the terms of the NR Put Option Notice.

9.1.3.

The date on which the transactions contemplated under Clause 9.1.3 are consummated, shall be referred to as the “NR Put Transfers Date”. On the NR Put Transfers Date, the following actions will be undertaken by the relevant Party to consummate the NR Put Option, with respect to the relevant Respective NR Put Shares and the Respective NR Swap Shares:

(a)

The Acquirer shall deliver to the relevant NR Seller: (i) the original share certificates in respect of the Respective NR Swap Shares, and (ii) duly executed and stamped statutory share transfer forms for transfer of such Respective NR Swap Shares to the relevant NR Seller. The relevant NR Seller shall duly execute such share transfer forms;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the Respective NR Swap Shares from the Acquirer to the relevant NR Seller; (ii) updating of its register of members to record the transfer of the Respective NR Swap Shares, and to record the name of the relevant NR Seller as the owner of the Respective NR Swap Shares; (iii) providing certified true copies of items listed in (i) and (ii) above to the relevant NR Seller and the Acquirer;

(c)	The relevant NR Seller shall deliver to the Acquirer, unit certificates representing the Respective NR Put Shares.

9.2.

Call Option. Upon occurrence of the NR Option Trigger, each of the NR Sellers shall have the individual right (but not the obligation) with respect to itself to require the Acquirer, to transfer to such NR Seller, in a single tranche, all the Respective NR Sale Shares, which are transferred to the Acquirer on the NR Closing Date (the “Respective NR Call Shares”), in consideration for termination by such NR Seller, of the relevant Promissory Note to the extent of the Respective NR Cash Consideration Amount (net of any Taxes withheld, if any) corresponding to the Respective NR Call Shares, in the manner set out under this Clause 9.2 (“NR Call Option”).

9.2.1.	The NR Call Option may be exercised by the NR Seller by providing a Notice (“NR Call Option Notice”) to the Acquirer at any time after the occurrence of the NR Option Trigger.

9.2.2.

The Acquirer agrees that the issuance of an NR Call Option Notice pursuant to Clause 9.2.1 shall constitute a valid and binding agreement between the Acquirer and the NR Seller and upon such issuance, the Acquirer shall be obligated to transfer to the relevant NR Seller, the Respective NR Call Shares, no later than 10 (ten) Business Days from the date of the NR Call Option Notice, in accordance with the terms of the NR Call Option Notice. Provided that if the NR Call Option is subject to any approval from a Governmental Authority, then the aforementioned time period shall be extended by such additional period necessary to obtain such approval.

9.2.3.

The date on which the transactions contemplated under Clause 9.2.2 are consummated, shall be referred to as the “NR Call Transfers Date”. On the NR Call Transfers Date, the following actions will be undertaken by the relevant Party to consummate the NR Call Option, with respect to the relevant Respective NR Call Shares and the relevant Promissory Note:

(a)

The Acquirer shall deliver to the relevant NR Seller: (i) the original share certificates in respect of the Respective NR Call Shares, and (ii) duly executed and stamped statutory share transfer forms for transfer of such Respective NR Call Shares. The relevant NR Seller shall duly execute such share transfer forms;

(b)

The Target shall convene and hold a meeting of the Board at which resolutions shall be passed approving and authorizing: (i) the transfer of the Respective NR Call Shares from the Acquirer to the relevant Seller; (ii) updating of its register of members to record the transfer of the Respective NR Call Shares, and to record the name of the relevant NR Seller as the owner of the Respective NR Call Shares; (iii) providing certified true copies of items listed in (i) and (ii) above to the relevant NR Seller and the Acquirer;

(c)

The relevant NR Seller and the Acquirer shall execute an agreement to terminate the relevant Promissory Note to the extent of the Respective NR Cash Consideration Amount corresponding to the Respective NR Call Shares, net of any Taxes withheld, if any.

9.3.

Any Tax liability which may accrue on the NR Sellers as a result of the transactions set out in this Clause 9 (NR Sellers’ Put Option and Call Option) shall be borne by the Acquirer. In any transaction involving a sale or transfer of the NR Subscription Shares, the NR Sellers shall not be required to provide any representations, warranties and indemnities for any Transfer except those relating to title to the respective NR Subscription Shares and the legal standing of the NR Seller.

10.	PRIMARY INVESTMENT BY THE ACQUIRER IN THE TARGET

10.1.

Within 90 (ninety) days from the NR Closing Date, the Acquirer or its Affiliate shall invest a minimum amount of USD 4,000,000
(United States Dollars Four Million) (the “Primary Investment Amount”) in the Target, which shall be utilized by the Target for general corporate purposes (including growth capital and working capital requirements of the Target). Within 6 (six) months from the NR Closing Date, the Acquirer shall ensure that all the Debt outstanding in the books and accounts of the Target as of the relevant date to the extent of USD 35,000,000 (United States Dollars Thirty Five Million) shall be repaid or refinanced. For the purposes of this clause, the term ‘Debt’ shall include any amounts required to be paid by the Target including any term loans, liabilities, short-term and long-term debt and guarantees and payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any fixed return or discounting terms.

11.	TERMINATION

11.1.	Termination prior to the NR Closing Date.

11.1.1.	The Agreement shall continue in full force and effect until terminated in writing by the Parties by mutual consent at any time prior to the NR Closing Date.

11.1.2.

If the conditions set out in Clause 4.2.5 (in relation to execution of PIPE Agreements) and Clause 4.2.6 (in relation to execution of the Merger Agreement) are not fulfilled to the satisfaction of the Sellers on or prior to February 15, 2021 or such extended date as agreed by the Sellers in writing, the Sellers shall have the right to terminate this Agreement anytime prior to the NR Closing.

11.1.3.

In the event the NR Closing has not been completed by the NR Long Stop Date in accordance with this Agreement, this Agreement shall stand automatically terminated without requiring any further act or deed of the Parties.

11.1.4.

Further, a Party who itself is not then in material breach of this Agreement may terminate this Agreement prior to the NR Closing if the other Party breaches either its material obligations or its representations and warranties under this Agreement and fails to cure such breach within 30 (Thirty) days of any other Party notifying it of such breach.

11.2.	Survival. The provisions of Clause 11.2 (Survival) and Clauses 13 (Assignments, Amendments and Counterparts) to 20 (Amendment) shall survive the termination of this Agreement.

12.	FURTHER ASSURANCES

Each Party undertakes to do or procure to be done all such further acts and things, execute or procure the execution of all such other documents and exercise all voting rights and powers, whether direct or indirect, available to it in relation to any person so as to ensure the complete and prompt fulfilment, observance and performance of the provisions of the Agreement and generally that full effect is given to the provisions of the Agreement.

13.	ASSIGNMENTS, AMENDMENTS AND COUNTERPARTS

No Party may assign any rights or obligations under this Agreement without the prior written consent of all the other Parties. Notwithstanding the foregoing, any of the Sellers may, without requiring the consent of any of the other Parties, assign all (and not less than all) of the Shares held by such Seller in the Target, to any other Seller, along with assignment of all rights and obligations of such transferring Seller under this Agreement, to the transferee Seller. This Agreement shall be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. Facsimile transmission or electronic mail in portable format (“.pdf”) of an executed signature page of this Agreement or any other documents executed pursuant to this Agreement shall constitute, and be sufficient evidence of, due execution of such document by such Party.

14.	GOVERNING LAW, JURISDICTION AND DISPUTE RESOLUTION

14.1.

Notwithstanding any conflicts of laws doctrines or provisions to the contrary, the Agreement will be governed by and construed and enforced in accordance with the laws of the Republic of India. Nothing contained in Clause 14 shall prejudice a Party’s right to approach and seek remedies from any court having jurisdiction for the purpose of interim or interlocutory orders. The Parties hereby expressly agree and confirm that, subject to the provisions of the (Indian) Arbitration and Conciliation Act, 1996, Sections 9, 27, 37(1)(a) and 37(3) of the (Indian) Arbitration and Conciliation Act, 1996, shall be applicable in relation to any Arbitrable Disputes under this Agreement and the enforcement of any awards provided for under Clause 14.2 (Arbitration).

14.2.	Arbitration

14.2.1.

Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Clause 14.2.1 shall prohibit a party from instituting litigation to enforce any Final Determination.

14.2.2.

In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

14.2.3.

Within twenty (20) days after receipt of the Notice of Arbitration, each of the two Disputing Persons shall appoint/nominate one arbitrator, and the two arbitrators so appointed, shall appoint/nominate the third arbitrator (together, the “Arbitral Tribunal”).

14.2.4.

The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The venue and seat of the arbitration shall be Chicago, Illinois. The Arbitral Tribunal shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitral Tribunal. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except as permissible under Applicable Law.

15.	ANNOUNCEMENTS AND CONFIDENTIALITY

The Parties shall not issue any press release or make any public statement or other communication about the matters in the Agreement or any document referred to in it unless it is required by Applicable Law, by the rules of a stock exchange or by any other competent regulatory or government authority, or with the other Party’s consent. Each of the Parties shall maintain utmost confidentiality, regarding the contents of this Agreement. However nothing contained herein shall affect the ability of the Parties to make disclosure to any Governmental Authority or any other person under the provisions of any Applicable Law, and/or the ability of the Parties to make disclosures to its lenders, customers, provided that in all such circumstances, the Party who is required to disclose such information shall have to give prior Notice to the other Party before making the disclosure, indicating the nature of information that is proposed to be disclosed.

16.	SEVERABILITY

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the fullest extent permitted by Applicable Law. Without prejudice to the foregoing, the Parties hereto shall mutually agree to alternate legal valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision or part thereof as may be possible.

17.	NOTICES

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail if sent during normal business hours of the recipient; if not, then on the next business day, or (c) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in clauses (a) through (c) above shall constitute “delivery” of notice. All notices and other communications shall be sent to the addresses and authorized representatives set out in SCHEDULE 1 (or to such amended contact information of a Party that is duly notified by such Party to each of the other Parties). Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to all the other Parties not less than 10 (Ten) days’ prior written notice.

18.	CUMULATIVE REMEDIES AND SPECIFIC PERFORMANCE

The Parties shall be entitled to seek specific performance of this Agreement in addition to any and all other legal or equitable remedies available to it. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative. No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy. The Parties agree that a non-defaulting Party will suffer immediate, material, immeasurable, continuing and irreparable damage and harm in the event of any material breach of this Agreement and the remedies at Applicable Law in respect of such breach will be inadequate and that such non-defaulting Party shall be entitled to seek specific performance against the defaulting Party for performance of its obligations under this Agreement in addition to any and all other legal or equitable remedies available to it.

19.	COSTS AND EXPENSES

All costs and expenses incurred by or on behalf of any Party to this Agreement shall be borne solely by the Party who has incurred such cost and expenses and the other Parties shall have no liability in respect of such costs and expenses, unless otherwise provided under this Agreement. All stamp duties in relation to this Agreement and also in relation to the transfer of the Seller Transfer Shares, shall be borne by the Acquirer.

20.	AMENDMENT

The Agreement may be amended with the written consent of the Parties.

[Schedules and signature pages follow]

SCHEDULE 1

DETAILS OF THE PARTIES

PART A – TARGET

Name of the Party	Particulars
Glocal Healthcare Systems Pvt. Ltd.	Address: Ecospace, Action Area II, New Town, Kolkata - 700156, West Bengal, India. Email: ceo@glocal.healthcare Attention: Dr. Syed Sabahat Azim

PART B – ACQUIRER

Name of the Party	Particulars
UpHealth Holdings, Inc	Address: 19W060 Ave. Latour, Oak Brook, IL 60523 Phone: 630-240-9958 Email: drkathuria@uphealthinc.com Attention: Chirinjeev Kathuria

PART C – NR SELLERS

Sl. No.	Name of the Party	Particulars	Designated Account
1.	Elevar Equity Mauritius (“Elevar”)	Address: IFS Court, Bank Street, TwentyEight Cybercity, Ebene 72201, Mauritius. Email: Zakir.Niamut@sannegroup.com With copy to: elevar@sannegroup.com Attention: Mr. Zakir Niamut	Account Name: Elevar Equity Mauritius Account No.: 50100000196033 Bank Name: State Bank of Mauritius Ltd. Bank Branch: Port Louis SWIFT/IBAN: STCBMUMU
2.	Sequoia Capital India Investment Holdings III (“Sequoia”)	Address: Fifth Floor, Ebene Esplanade, 24 Bank Street, Cybercity, Ebene, Mauritius. Email: sequoia@internationalproximity.com with a copy to OneDesk@sequoiacap.com Attention: The Directors

Account Name: Deutsche Bank AG

Bank: Deutsche Bank AG

Bank Act. No.: 0190363002

IFS Code: DEUT0784DCO

Swift Code: N/A

Address: Fort, Mumbai

(Note: In wire instructions please mention Sales Proceeds for Sequoia Capital India Investment Holdings III : A/c No. 0565523-02-0)

PART D – CASH SELLERS

Sl. No.	Name of the Party	Particulars	Designated Account
1.	Dr. Syed Sabahat Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: sabahatazim@gmail.com	Account Name: Syed Sabahat Azim Account No.: 910010033717565 Bank Name: Axis Bank Ltd. Bank Branch: Rajarhat SWIFT Code: AXISINBB319 IFS Code: UTIB0000669
2.	Ms. Richa Sana Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: richaazim@gmail.com	Account Name: Richa Sana Azim Account No.: 913010034997345 Bank Name: Axis Bank Ltd. Bank Branch: Rajarhat SWIFT Code: AXISINBB319 IFS Code: UTIB0000669
3.	Mr. M. Damodaran	Address: D 8/3, Vasant Vihar, New Delhi – 110057 Email: meleveetil.damodaran@gmail.com	Account Name: MELEVEETIL DAMODARAN Account No.: 153000 0100285849 Bank Name: Punjab National Bank Bank Branch: D Block, Vasant Vihar, New Delhi - 110057 SWIFT Code: PUNB INBBDOB
4.	Mr. Gautam Chowdhury	Address: 31/N, Block B, New Alipore, Kolkata - 700053 Email: chowdhury.gautam@gmail.com	Account Name: Gautam Chowdhury Account No.: 911010009455759 Bank Name: Axis Bank Bank Branch: Rajarhat SWIFT Code: AXISINBB319 IFS Code: UTIB0000669
5.	Kimberlite Social Infra Private Limited	Address: Ideal Villa , Villa no 98, Koch Pukur, South 24 Parganas, 700156 Email: sabahatazim@gmail.com	Account Name: Kimberlite Social Infra Private Limited Account No.: 193405000110 Bank Name: ICICI Bank Bank Branch: Rajarhat Branch SWIFT Code: ICICINBB IFS Code: ICIC0001934

PART E – OPTION SELLERS

Sl. No.	Name of the Party	Particulars	Designated Account
1.	Dr. Syed Sabahat Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: sabahatazim@gmail.com	Account Name: Syed Sabahat Azim Account No.: 910010033717565 Bank Name: Axis Bank Ltd Bank Branch: Rajarhat SWIFT/IBAN: AXISINBB319 IFS Code: UTIB0000669
2.	Ms. Richa Sana Azim	Address: 98, Ideal Villas, Mouza Koch Pukur, New Town Action Area 1A, Rajarhat, Kolkata 700156 Email: richaazim@gmail.com	Account Name: Richa Sana Azim Account No.: 913010034997345 Bank Name: Axis Bank Ltd Bank Branch: Rajarhat SWIFT/IBAN: AXISINBB319 IFS Code: UTIB0000669
3.	Mr. M. Damodaran	Address: D 8/3, Vasant Vihar, New Delhi – 110057 Email: meleveetil.damodaran@gmail.com	Account Name: MELEVEETIL DAMODARAN Account No.: 153000 0100285849 Bank Name: Punjab National Bank Bank Branch: D Block, Vasant Vihar, New Delhi - 110057 SWIFT Code: PUNB INBBDOB
4.	Mr. Gautam Chowdhury	Address: 31/N, Block B, New Alipore, Kolkata - 700053 Email: chowdhury.gautam@gmail.com	Account Name: Gautam Chowdhury Account No.: 911010009455759 Bank Name: Axis Bank Bank Branch: Rajarhat SWIFT Code: AXISINBB319 IFS Code: UTIB0000669
5.	Kimberlite Social Infra Private Limited	Address: Ideal Villa , Villa no 98, Koch Pukur, South 24 Parganas, 700156 Email: sabahatazim@gmail.com	Account Name: Kimberlite Social Infra Private Limited Account No.: 193405000110 Bank Name: ICICI Bank Bank Branch: Rajarhat Branch SWIFT Code: ICICINBB IFS Code: ICIC0001934

[Intentionally left blank]

SCHEDULE 2

DETERMINATION OF SELLER TRANSFER SHARES

1.	Definitions

For the purposes of this Schedule, the following terms/variables shall have the meaning as set out herein:

A = X-Y-Z;

B = Total number of Shares of the Target, as per the cap table of the Target as mutually agreed and presented by the Sellers, as of December 31, 2020 or such other later date as may be agreed amongst the Sellers;

C = Percentage shareholding in the Target of the respective shareholder, as per the cap table of the Target as mutually agreed and presented by the Sellers, as of December 31, 2020 or such other later date as may be agreed amongst the Sellers;

X = USD 22,000,000 (United States Dollars Twenty Two Million);

Y = Debt of the Target, in excess of USD 35,000,000 (United States Dollars Thirty Five Million);

“Debt” shall include any amounts borrowed for repayment by the Target, including but not limited to any term loans, liabilities towards any vendors or suppliers of the Target, short-term and long-term debt and guarantees, payment towards any quasi-debt or quasi-equity instruments including redeemable preference shares, or instruments issued with any discounting terms;

Z = Cash agreed to be utilized to repay holders of instruments issued by the Target bearing any discounts, rate of return or interest, as determined and negotiated by the Target with the holders of such instruments;

“Specified Shares” shall refer to the aggregate number of Shares of the Acquirer to be issued to the NR Sellers and the Option Sellers, i.e., 714,000 (Seven Hundred and Fourteen Thousand) Shares of the Acquirer, or such number of Shares of the Acquirer, which is equivalent to 7.14% (seven decimal one four per cent) or such higher percentage of the Acquirer’s Share capital on a Fully Diluted Basis as may be required pursuant to Clause 4.2.4, immediately prior to the date of consummation of the Merger;

Commercial transfer price / share (“CTPS”) = [A / B] + [FMV of Specified Shares/B];

“FMV of Specified Shares” shall refer to such fair market value of the Shares of the Acquirer as is determinable prior to the NR Closing Date, based on publicly available documents or as per a valuation certificate obtained from an independent valuer.

2.	Formulas for Calculations with respect to each category of Sellers

NR Sellers

With respect to each of the NR Sellers, the following defined terms shall be determined as per the formula set out:

(i)	Respective NR Sale Shares [D] = A* C / CTPS;

(ii)	Respective NR Cash Consideration Amount = CTPS * D;

(iii)

Respective NR Swap Shares = Total number of Shares held by the respective NR Seller in the Target as per the cap table of the Target as mutually agreed and presented by the Sellers as of December 31, 2020 or such other later date as may be agreed amongst the Sellers– D;

(iv)	Respective NR Subscription Shares = Specified shares * C.

Cash Sellers

(i)	Respective Cash Consideration Amount = CTPS * E;

(ii)	Respective Cash Sale Shares [E] = [A – Total NR Cash Consideration Amount] / CTPS.

Option Sellers

(i)	Respective OS Subscription Shares = Specified shares * C;

(ii)	Respective Option Shares = Total number of Shares held by such Option Seller in the Target – E.

[Intentionally left blank]

SCHEDULE 3

SHAREHOLDING PATTERN

PART A – SHAREHOLDING PATTERN OF THE TARGET AS ON THE EXECUTION DATE

Shareholder	Number of Shares
	Number of Equity Shares	Number of Compulsorily Convertible Preference Shares*	Percentage shareholding
Dr. Syed Sabahat Azim	1,54,000	—	15.58%
Ms. Richa Sana Azim	1,54,000	—	15.58%
Mr. M. Damodaran	52,855	45,311	9.93%
Mr. Gautam Chowdhury	22,026	—	2.23%
Non-Resident Shareholders
Elevar Equity Mauritius	52,555	2,72,390	32.87%
Sequoia Capital India Investment Holdings III	100	1,57,048	15.90%
Resident Minority Shareholders
Kimberlite Social Infra Private Limited	—	20,964	2.12%
A. K. Shrivastava	22,026	—	2.23%
Paresh Singhal	22,026	—	2.23%
Vishal Upadhyay	13,216	—	1.34%
Other Shareholders
SVCL	100	—	0.01%
Total	4,92,904	4,95,713	100%

*Note:

In addition to the shares set out above, 157,234 (One Hundred Fifty Seven Thousand Two Hundred and Thirty Four) Series C1 compulsorily convertible preference shares of the Target are held by Elevar, and 3,499,588 (Three Million Four Hundred Ninety Nine Thousand Five Hundred and Eighty Eight) compulsorily convertible preference shares of the Target are held by SVCL.

PART B – SHAREHOLDING PATTERN OF THE ACQUIRER ON A FULLY DILUTED BASIS AS ON THE EXECUTION DATE

Cap Table	Address	% of Shares	Number of Shares
Dr. Kathuria family trust and UpHealth Founders/Management*	19W060 Ave. Latour, Oak Brook, IL 60523	100.00%	4,981,300.000
Total		100.000%	4,981,300.000

PART C – SHAREHOLDING PATTERN OF THE ACQUIRER ON A FULLY DILUTED BASIS ON THE NR CLOSING DATE

Cap Table	Address	% of Shares	Number of Shares
Behavioral Health Services, LLC	5000 Cedar Plaza Parkway, stre 350, Saint Louis, MO	1.300%	130,000
Glocal Healthcare Systems Private Limited	3B-207, Ecospace, Action Area II, CBD Rajarhat, New Town, Kolkata, West Bengal 700156	10.000%	1,000,000
Innovation Group (akaMedQuest Pharmacy)	669 900 N, North Salt Lake, UT 84054	13.000%	1,300,000
Transformations Treatment Center, Inc	14000 S. Military Trail, suite 204, Delray Beach, FL, 33484	3.237%	323,700
Thrasys, Inc.	250 Executive Park Blvd # 2000, San Francisco, CA 94134	13.650%	1,365,000
CloudBreak		9.000%	900,000
Dr. Kathuria family trust and UpHealth Founders/ Management*	19W060 Ave. Latour, Oak Brook, IL 60523	49.81%	4,981,300.000
Total		100.000%	10,000,000.000

*	5.00% ESOP will be created post Merger.

[Intentionally left blank]

SCHEDULE 4

PART A - SELLER WARRANTIES

1.

Authorization. The Seller possesses all requisite power and authority necessary to carry out the transactions contemplated by this Agreement. To the extent applicable, the Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby to which such Seller is a party have been duly authorized by such Seller. This Agreement and all other agreements or instruments contemplated hereby to which the Seller is a party or by which the Seller is bound, when executed and delivered by the Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting or relating to creditors rights generally and (b) general principles of equity. The instruments of transfer delivered by the Seller to the Acquirer at the NR Closing, the IR Closing or the OS Closing (whichever applicable in relation to the relevant Seller) will be sufficient to transfer the Seller’s entire interest, legal and beneficial, in the Respective Transfer Shares owned by such Seller and upon transfer to the Acquirer of the certificates representing the Respective Transfer Shares and the transfer being recorded by the Target, the Acquirer will receive good and marketable title to the Respective Transfer Shares, free and clear of all Encumbrance.

2.

Title to Respective Transfer Shares. Such Seller is the legal and beneficial owner of the Respective Transfer Shares, and such Seller has good and marketable title to such Respective Transfer Shares, free and clear of all Encumbrances, and upon transfer to Acquirer of the certificates representing such Respective Transfer Shares, the Acquirer will receive good and marketable title to such Respective Transfer Shares, free and clear of all Encumbrances. Except the Existing Target SHA and Charter Documents of the Target, such Seller is not a party to (a) any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require such Seller to sell, transfer or otherwise dispose of any Shares of the Target or (b) any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares of the Target. At the NR Closing, the IR Closing or the OS Closing (whichever applicable in relation to the relevant Seller), such Seller shall sell, transfer and convey the Respective Transfer Shares owned by such Seller to the Acquirer free and clear of all Encumbrances in accordance with this Agreement. Other than the Shares reflected in Part A of SCHEDULE 3, the Seller does not own any other equity interests of the Target, securities, instruments or rights convertible into equity interests of the Target or options, warrants or other rights to acquire equity interests of the Target.

3.

Non-contravention. The execution, delivery and performance by the Seller of this Agreement shall not conflict with, violate, result in or constitute a breach of or a default under any agreement, Charter Documents, Applicable Law; or any court order, judgment, injunction, award, decree, writ or any other statutory restriction on of any kind, to which the Seller is subject. Other than the Existing Target SHA and Charter Documents of the Target, the Seller is not a party to or bound by any written or oral agreement or understanding with respect to sale or transfer or creation of any Encumbrance on the Shares of the Target held by it other than this Agreement, and such Seller has terminated all discussions with third parties (other than with the Acquirer and its Affiliates).

4.

Litigation. There are no Actions pending or, to such Seller’s knowledge, against or affecting such Seller, at Law or in equity, which would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.

Taxation and Residential Status. For Tax purposes, and in terms of FEMA, under Applicable Law, each Cash Seller and Option Seller is considered as resident of India at the time of acquiring title of the Respective Transfer Shares. For Tax purposes, and in terms of FEMA, under Applicable Law, each NR Seller is considered as ‘non-resident’ of India at the time of acquiring title of the Respective Transfer Shares and will continue to be considered as non-resident of India at the time of the NR Closing.

PART B – ACQUIRER WARRANTIES

1.

Organization. Acquirer is a corporation validly existing and in good standing under the Applicable Laws of the State of Illinois. Acquirer has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.

2.

Authorization. The execution, delivery and performance by Acquirer of this Agreement and all of the other agreements and instruments contemplated hereby to which Acquirer is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Acquirer, and no other act or proceeding on the part of Acquirer, its board of directors or equityholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Acquirer is a party and the consummation of the transactions contemplated hereby. This Agreement and all other agreements or instruments contemplated hereby to which Acquirer is a party or by which Acquirer is bound, when executed and delivered by Acquirer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Acquirer, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors rights generally and (b) general principles of equity.

3.

Non-contravention. The execution and delivery by Acquirer of this Agreement and all of the other agreements and instruments contemplated hereby to which Acquirer is a party and the fulfillment of and compliance with the respective terms hereof and thereof by Acquirer do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any Governmental Authority pursuant to (i) Acquirer’s Charter Documents, (ii) any Applicable Law to which Acquirer is subject or (iii) any material agreement, instrument, license, permit, order, judgment or decree to which Acquirer is subject.

4.

Litigation. There are no Actions pending or, to Acquirer’s knowledge, threatened against or affecting Acquirer, at law or in equity, which would adversely affect Acquirer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.

The Acquirer has the ability to consummate all its obligations under this Agreement including payment of the NR Cash Consideration Amount and the Cash Consideration Amount in accordance with this Agreement and the Acquirer has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect any of its obligations under this Agreement.

6.

Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Acquirer for which any Seller could become liable.

7.

The NR Subscription Shares and OS Subscription Shares shall be, when issued and delivered in accordance with the terms of the Agreement, duly authorized, validly issued, freely tradeable, fully paid and free of Encumbrances, and shall not require registration under applicable securities law. Upon issue and allotment or Transfer (whichever applicable) of the NR Subscription Shares and the OS Subscription Shares, the NR Sellers and the Option Sellers shall, respectively, be the sole legal, beneficial and registered owner of such common shares of the Acquirer free from any Encumbrance or Claim or demand of any description whatsoever.

8.

The shareholding pattern of the Acquirer on a Fully Diluted Basis, as of the Execution Date, is as set out under Part B of SCHEDULE 3. Upon consummation of the NR Closing, the shareholding pattern of the Acquirer on a Fully Diluted Basis shall be as set out under Part C of SCHEDULE 3.

PART C – TARGET WARRANTIES

1

The Promoter hereby warrants to the Acquirer, as of the Execution Date and as of the NR Closing Date, that the following statements/representations with respect to the Target and each of its Subsidiaries are all true, correct and complete, except as disclosed in the Disclosure Schedule. Each of the Target Warranties set out in this Part shall mutatis mutandis extend to the Subsidiaries of the Target and accordingly all references to ‘Target’ in this Part shall mean a reference to the Target and each of the Subsidiaries of the Target. It is further clarified that, for the purposes of this Part C of SCHEDULE 4, all references to ‘material’ shall mean and refer to any transaction, arrangement or action (I) whose impact on the Target or Subsidiaries, or whose value exceeds USD 1,000,000 (United States Dollars One Million), or (II) which will result in incurrence of liabilities or losses exceeding USD 1,000,000 (United States Dollars One Million).

1.1.

Organization. The Target is a corporation duly organized, validly existing and in good standing under the Applicable Laws of India and is qualified to do business in every jurisdiction in which its ownership of Assets or conduct of Business requires it to qualify. The Target possesses all requisite corporate power and authority necessary to own and operate its Assets, to carry on its Business as now conducted and presently proposed to be conducted and to execute and consummate the transactions contemplated by this Agreement. The minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors) and record books of the Target are true, correct, and complete in all material respects. The Target is not in default under or in violation of any provision of its Charter Documents.

1.2.

Authorization. The execution, delivery and performance of this Agreement have been duly authorized by the Target, and no other act (corporate or otherwise) or other proceeding on the part of the Target is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except to the extent set out in this Agreement. This Agreement and all other agreements or instruments contemplated hereby to which the Target is a party or by which the Target is bound, when executed and delivered by the Target in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Target, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws affecting or relating to creditors rights generally and (b) general principles of equity.

1.3.

Non-contravention. The execution and delivery by the Target of this Agreement and the fulfillment of and compliance with the respective thereof by the Target do not and shall not (a) violate Charter Documents of the Target or its Subsidiaries; (b) will not contravene any provision of any Applicable Laws, or any order, writ, injunction or decree of any court or tribunal or Governmental Authority to which the Target or its Subsidiaries are subject; or (c) conflict with, result in any breach of, or constitute a default under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any contract or permit which is applicable to the Target or its Subsidiaries, or by which any of the Assets of the Target or its Subsidiaries, may be bound. Neither the Target nor any of its Subsidiaries is a party to or bound by any agreement which contemplates a transfer of any of the Shares of the Target other than as contemplated in this Agreement, and each such Person has terminated all discussions with third parties (other than with Acquirer and its Affiliates) regarding any such transaction.

1.4.

Subsidiaries. The attached ANNEXURE C correctly sets forth the name of each Subsidiary of the Target, the jurisdiction of its organization and the Persons owning the outstanding Shares of such Subsidiary. Each Subsidiary of the Target is an entity duly incorporated under the laws of India and validly existing and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the Shares of each Subsidiary of the Target is validly issued, fully paid, and, except as set forth on the attached ANNEXURE C, all of the Shares of each such Subsidiary is owned by the Target free and clear of all Encumbrances. There are no outstanding rights or options to subscribe for or to purchase any Shares of any Subsidiary or any stock or securities convertible into or exchangeable for such Shares. No Subsidiary is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Shares or any warrants, options or other rights to acquire its Shares. None of the Shares of any Subsidiary is subject to, or was issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. Except as set forth on the attached ANNEXURE C, neither the Target nor any of its Subsidiaries owns or holds the right to acquire any Shares or any other security or interest in any other Person or has any obligation to make any Investment in any Person. The attached ANNEXURE C sets forth a list of all directors of each of the Target’s Subsidiaries.

1.5.	Share Capital of the Target.

(a)

As on the Execution Date, (i) the authorised share capital of the Target is INR 63,82,00,000 (Indian Rupees Sixty-three Crore Eighty-two Lakh only) divided into 1,35,00,000 (One crore thirty five lakh) equity shares of INR 10/- (Rupees Ten only) each and 50,00,000 (Fifty lakh) preference shares of INR 100 (Indian Rupees One Hundred only) each and 32,00,000 (Thirty two lakh) preference shares of INR 1 (Indian Rupee One only) each; and (ii) the issued and paid up capital of the Target is INR 42,01,82,540 (Indian Rupees Forty Two Crore One Lakh Eighty-two Thousand Five Hundred and Forty only) divided into 4,92,904 (Four lakh ninety two thousand nine hundred and four) equity shares of INR 10/- (Rupees Ten only) and 41,52,535 (forty one lakh fifty two thousand five hundred and thirty five) preference shares of INR 100/- (Indian Rupees Hundred) each. Part A of SCHEDULE 3 attached hereto sets forth a complete list of the shareholders of the Target as on the Execution Date. The Target has not violated any Applicable Laws in connection with the offer, sale or issuance of its shares. All of the issued and outstanding shares of the Target have been duly authorized, validly issued, and are fully paid and non-assessable. There are no declared or accrued but unpaid dividends with respect to any Shares of the Target.

(b)

Other than as stated in the Target’s Charter Documents and the Existing Target SHA, there are no outstanding securities, options, warrants, calls, rights, conversion rights, repurchase rights, redemption rights or contracts or obligations of any kind (contingent or otherwise) to which the Target is a party or by which it is bound, obligating the Target, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Shares or other securities of the Target or obligating the Target to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or obligation. There are no outstanding options, rights of pre-emption, redemption, conversion rights or share option or share incentive schemes for the Directors or employees of the Target or its Subsidiaries other than the employee stock option plan. Other than the Target’s Charter Documents and the Existing Target SHA, there are no agreements among the Target’s Shareholders with respect to the voting or transfer of the Seller Transfer Shares or with respect to any other aspect of the Target’s affairs. There are no bonds, debentures, notes or other indebtedness of the Target outstanding, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any Shareholders of the Target may vote.

1.6.	Financial Statements

(a)	The consolidated audited financial statements of the Target and the Subsidiaries as of March 31, 2019 (referred to as the “Financial Statements”) have been provided to the Acquirer.

(b)

The Financial Statements (including in all cases the notes thereto, if any) show a true and fair view in all material respects of the assets, liabilities and the state of affairs and financial position of the Target as of March 31, 2019 and the profit and loss of the Target for the period ended March 31, 2019;

(c)	The Financial Statements:

(i)

have been prepared in accordance with the same accounting policies as were applied in the corresponding Financial Statements for the preceding Financial Years and are in accordance with Applicable Law and generally accepted accounting principles in India;

(ii)	provide for all other liabilities (whether quantified, contingent or otherwise) of the Target and the Subsidiaries, including payment of employees’ dues (such as gratuity and bonuses).

(d)

All accounts receivable of the Target and the Subsidiaries included in the Financial Statements (other than those due from trade debtors) (i) are bona fide and valid receivables arising from sales actually made or services actually performed and were incurred in the Ordinary Course of Business; and (ii) are not subject to any setoffs, counterclaims, credits or other offsets, and are current and collectible and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Financial Statements and adjusted for the passage of time through the NR Closing Date in accordance with the past custom and practice of the Target and the Subsidiaries. There has never been (i) any significant deficiency or weakness in any system of internal accounting controls used by the Target or its Subsidiaries; or (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Target or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Target or its Subsidiaries.

1.7.

Absence of Undisclosed Liabilities. The Target or any of its Subsidiaries does not have any material obligation or liability (whether absolute, contingent, asserted , liquidated or unliquidated, due or to become due, and regardless of when or by whom asserted, collectively, “Liabilities”) other than (a) Liabilities reflected in the Financial Statements, (b) Liabilities which have arisen after the date of the Financial Statements in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of Applicable Law), and (c) obligations under contracts and commitments entered into in the Ordinary Course of Business (but not Liabilities for any breach of any such contract or commitment).

1.8.

No Material Adverse Effect. Between March 31, 2020 and the date hereof, no fact, event or circumstance has occurred or arisen that, individually or in combination with any other fact, event or circumstance, has had or would reasonably be expected to have a Material Adverse Effect on the Target. Since March 31, 2020, each of the Target and its Subsidiaries has conducted its business only in the Ordinary Course of Business.

1.9.	Absence of Certain Developments. From March 31, 2020 until the Execution Date, neither the Target nor any of its Subsidiaries has:

(a)	amended its Charter Documents;

(b)	issued or sold any of its Shares, other securities, warrants, options convertible into Shares or other rights to purchase Shares;

(c)

declared, set aside or made any payment or distribution of cash or other property to any of its Shareholders or redeemed any Shares (including any warrants, options or other rights to acquire its Shares);

(d)

(i) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) any Person, (ii) acquired any rights, assets or properties other than in the Ordinary Course of Business or (iii) acquired any equity interest or other securities of any Person;

(e)

sold, assigned, transferred, leased or licensed any of its material tangible Assets, except (i) in the Ordinary Course of Business, and (ii) pursuant to any business financing activities such as lease, sale & lease back of Assets, creating any Encumbrance on Assets pursuant to any debt or any business financing operations which do not entail acquisition of the Target by a third party;

(f)

sold, assigned, transferred, leased, licensed or otherwise encumbered any Target IP (other than by granting non-exclusive licenses of Target IP to customers pursuant to written agreements in connection with the sale of products or the provision of services in the Ordinary Course of Business);

(g)

disclosed any confidential information to any Person except on terms requiring that Person to maintain the confidentiality of, and preserving all rights of the Target in, such confidential information;

(h)	made any loans or investments (other than trade advances or advances to employees in the Ordinary Course of Business);

(i)

incurred any indebtedness for borrowed money, guaranteed any liability of any other Person, or mortgaged or encumbered any of its Assets (other than Permitted Liens) or permitted any of its Assets to become subject to any Liens (other than Permitted Liens);

(j)

incurred, authorized or committed to make any capital expenditure (or series of related capital expenditures), that exceeds $50,000 (United States Dollars Fifty Thousand) in the aggregate, except in its Ordinary Course of Business;

(k)	changed its accounting policies or cash management practices or cancelled any debts owed to it or claims held by it;

(l)

(i) adopted or changed any method of accounting or annual reporting; (ii) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment; (iii) surrendered any right to claim a Tax refund;

(m)

terminated, amended, failed to renew or preserved or failed to maintain in full force and effect (i) any material permit, except for amendments completed in the Ordinary Course of Business, or (ii) any registration or application for any Intellectual Property Rights;

(n)	implemented any plant closing other than in the Ordinary Course of Business;

(o)	implemented any layoff of employees other than termination of employment in the Ordinary Course of Business;

(p)	suffered any material damage, destruction or other casualty loss with respect to material property or waived any rights of material value;

(q)	failed to maintain in full force and effect any insurance policy in effect, except for any policy replaced by a new or successor policy of substantially similar coverage; or

(r)	agreed, whether orally or in writing, to do any of the foregoing.

1.10.

Tangible Assets. The Target and its Subsidiaries have a good and marketable title to, or a valid and enforceable interest in, all buildings, machinery, equipment, and other tangible assets used in or necessary for the conduct of their Business as presently conducted, free and clear of all liens (other than Permitted Liens). Each such tangible asset is in satisfactory working order, has been properly and regularly maintained, serviced and operated in accordance with Applicable Law and normal industry practice, is consistent with its age, in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

1.11.

Real Property. The attached ANNEXURE D contains a complete list of all the properties owned by the Target and/or its Subsidiaries (“Owned Real Property”), or taken on lease by the Target and/or its Subsidiaries or with respect to which the Target and/or the Subsidiaries have been granted a license (“Leased Real Property”). The Owned Real Property and Leased Real Property shall be hereinafter be collectively referred to as “Real Property”.

(a)	The Target and/or the Subsidiaries have good and marketable title in the Owned Real Property, free and clear of any and all Encumbrances, subject only to Permitted Liens;

(b)	The Target and/or the Subsidiaries, have valid leasehold interests in all the Leased Real Property, subject only to Permitted Liens.

(c)	To the best knowledge of the Promoter, with respect to the Real Property:

(i)

all the leases and licenses (including all amendments, extensions, renewals, guarantees and other agreements with respect thereto) for the Leased Real Property (the “Real Property Leases”) are legal, valid, binding, enforceable and in full force and effect;

(ii)

there exists no restrictions of any nature with regard to the use or occupancy which is likely to preclude or impair the use and occupancy of the Real Property, including installations and improvements thereon, for the purpose of existing business of the Target or its Subsidiaries;

(iii)	No part of the Real Property has been leased, sub-leased or licensed to any third party;

(iv)

The Real Property is not the subject of any official written complaint or notice of violation of any applicable zoning, building or other Applicable Laws and no such violation is known to exist and there are no circumstances which could adversely affect the present use of any of the Real Property by the Target and its Subsidiaries; and

(v)

The terms and conditions of the Real Property Lease will not be affected by, nor will the Real Property Lease be in default as a result of, the completion of the transactions contemplated by this Agreement.

1.12.	Contracts and Commitments.

(a)

No Person is entitled under any Material Contract as a result of the Target’s and the Promoter’s compliance with this Agreement: (i) to terminate the Material Contract; or (ii) to require the adoption of terms less favorable to the Target or any of its Subsidiaries; or (iii) to do anything that would adversely affect the interests, or Assets of the Target or its Subsidiaries, Target’ s or its Subsidiaries’ business.

(b)

To the best knowledge of the Promoter, the Target is not in default of any of its Material Contracts that could be reasonably expected to have a material adverse effect. The term ‘material adverse effect’ herein means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of the Target, exceeding USD 1,000,000 (United States Dollars One Million).

(c)	All security (including any guarantee or indemnity) held by the Target is valid and enforceable by the Target against the grantor in accordance with the terms of the security.

(d)

Neither the Target nor, to the best knowledge of the Promoter, any of its Subsidiaries are involved in any material dispute with respect to any Material Contract entered into by it, whether orally or in writing, whether with a customer, supplier, or any other third party.

1.13.

Intellectual Property Rights. The attached ANNEXURE E contains a complete and accurate description and list of all (i) registered Intellectual Property Rights (or applications therefor) owned by the Target or any of its Subsidiaries or filed in the name of the Target or any of its Subsidiaries (indicating for each the applicable jurisdiction, registration number (or application number) and date issued or, if not issued, date filed), and (ii) unregistered Intellectual Property Rights that are material to the conduct of the Target’s Business or the business of any of its Subsidiaries (collectively referred to as the “Target IP”).

(a)	The Target or its Subsidiaries (A) owns and possesses all right, title and interest in and to all Target IP, and (B) has been duly licensed and maintains the Target IP.

(b)

To the best knowledge of the Promoter, neither the Target nor any of its Subsidiaries use any copyright, patent, trademark, service mark, design, business name, trade secret, confidential information or other proprietary rights, belonging to any third party.

(c)

To the best knowledge of the Promoter, the Target and its Subsidiaries have entered into agreements with its employees which ensure that all such Target IP are exclusively owned by the Target or its Subsidiaries through an assignment of all right, title and interest in, to, and under all such Target IP (including unrestricted waivers of all moral rights in copyrighted works included in such Target IP, which waivers may be invoked by any Person authorized by the Target or its Subsidiaries, to use the copyrighted works), and neither the Target nor its Subsidiaries, have received written notice that, and is not aware of any facts that any of its employees are in violation or breach of any such agreements. The Target owns and possesses all right, title and interest in and to all Target IP created or developed by the Target’s employees and independent contractors, or otherwise under the direction or supervision of the Target’s or its Subsidiaries’ employees or independent contractors, relating to the Target’s or its Subsidiaries’ businesses or to the actual or demonstratively anticipated research or development conducted by or for the Target or its Subsidiaries. The Target and its Subsidiaries have taken all actions reasonable under the circumstances to maintain and protect the Target IP. Each of the Target IP is subsisting, in full force and effect, and valid and enforceable. To the best knowledge of the Promoter, all applicable renewal and maintenance fees in respect of each item of registered Intellectual Property Rights (or applications therefor) listed in ANNEXURE E have been duly paid and none of the registrations or applications are subject to any challenge or opposition.

(d)

(i) There have been no written claims made against the Target or its Subsidiaries with respect to the validity, infringement, use, ownership or enforceability of any of the Target IP; (ii) Neither the Target nor its Subsidiaries have received any written notices of infringement, misappropriation, or conflict with any Intellectual Property Rights of any other Person (including any demand or request that the Target or its Subsidiaries license any rights from a third party or any unsolicited offer to license a patent); (iii) to the Promoter’s knowledge, the Target IP has not been infringed, misappropriated, violated or conflicted by other Persons. The transactions contemplated by this Agreement will not have an adverse effect on the Target’s or its Subsidiaries’ right, title or interest in and to the Target IP and all Target IP shall be owned or available for use from a third party by the Target or its Subsidiaries on terms and conditions immediately after the NR Closing identical to those under which they were owned or available for use immediately before the NR Closing.

(e)

All of the Intellectual Property Rights in and to the Software is the legal and beneficial property of the Target free and clear of any restriction or Encumbrance. To the Promoter’s best knowledge, the Target is and has been the only creator of the Software and the Software does not incorporate any unlicensed third-party software or content.

(f)

To the Promoter’s best knowledge, the Software does not contain, incorporate, embed, link with or to, any open source software which result in any obligation on the Target to make available the source code of the Software without restriction. To the Promoter’s best knowledge, the Target does not use any code or other material, including but not limited to open source code subject to the General Public License on terms that oblige it to make available the source code of its proprietary Software or on terms that affect the ownership, control and use of the proprietary Software of the Target in a manner prejudicial to the Target’s interests.

(g)

To the Promoter’s best knowledge, no Person has had access to any source code of the Software, except the Target’s employees, software developers etc. who have had such access in the Target’s Ordinary Course of Business. To the Promoter’s best knowledge, the Software has not been disclosed or licensed to any Person other than customers of the Target or its Subsidiaries in the Ordinary Course of Business, and other than under agreements in writing.

(h)

To the best knowledge of the Promoters, all Software and Systems owned or used by or for the Target or any of its Subsidiaries (i) are free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) are fully functional and operate and run in a reasonable and efficient business manner, (iii) are sufficient for the current and currently contemplated needs of the business of the Target, and to the best knowledge of the Promoter, there have been no unauthorized intrusions or breaches of security, failures, breakdowns, continued substandard performance or other adverse events affecting any such Software or Systems that have caused any material failures, breakdowns, outages, or unavailability of any of the foregoing Software or Systems in the 12 (twelve) months prior to the NR Closing Date, (iv) conform in all material respects to the specifications and purposes thereof and (v) have had no existing pattern or repetition of customer complaints regarding functionality or performance. The Company and all of its Subsidiaries have taken all commercially reasonable steps to safeguard the internal and external integrity and security of the Software and Systems owned or used by or for the Company or any of its Subsidiaries and the data that such Software and Systems contain (including the data of their customers).

1.14.

Litigation. There are no Actions pending against or affecting the Target or its Subsidiaries, or pending by the Target or its Subsidiaries against any Person, or before or by any Governmental Authority (including any Actions with respect to the transactions contemplated by this Agreement). Neither the Target nor its Subsidiaries are subject to any grievance or arbitration proceeding under any collective bargaining agreements or otherwise or any governmental investigation or inquiry and, to Promoter’s knowledge, there is no reasonable basis for any of the foregoing. The foregoing includes actions pending, involving the prior employment of any of the Target’s or its Subsidiaries’ employees, their use in connection with the Target’s or its Subsidiaries’ business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. Neither the Target nor, to the Promoter’s best knowledge, its Subsidiaries are subject to any judgment, settlement, award, order or decree involving any Governmental Authority or other Person.

1.15.	Compliance with Laws; Permits.

(a)

The Target and its Subsidiaries are, and have been, in compliance in all material respects with all Applicable Laws relating to the operation of their business and the maintenance and operation of its Assets. No written notices have been received by, and no Actions have been initiated against, the Target or, to the Promoter’s best knowledge, its Subsidiaries alleging or pertaining to a violation of any such Applicable Laws. Neither the Target nor, its Subsidiaries have made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons. Except as has not been individually or in the aggregate, material to the Target and its Subsidiaries in the aggregate, neither the Target nor any of the Subsidiaries, or to the knowledge of the Promoter, agent or any other Person authorized to act for or on behalf of the Target or any of its Subsidiaries has in the past three years paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value for the purpose of influencing any act or decision of such official or of any Governmental Authority to (i) any official or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any entity directly or indirectly owned or controlled, in whole or in part, by any Governmental Authority or sovereign wealth fund) or (ii) to a domestic or foreign political party or candidate for political office. The Target and its Subsidiaries are, and at all times during the past three (3) years have been, in material compliance with all provisions of anti-bribery, anticorruption, anti-money-laundering, and similar applicable Laws of each jurisdiction in which the Target or any of its Subsidiaries operates or has operated and in which any authorized agent thereof is conducting or has conducted business involving such Person.

(b)

The Target and its Subsidiaries hold and are in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Authorities required for the conduct of their business and the ownership of their Assets, under the Applicable Laws. No written notices have been received by the Target or its Subsidiaries alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Target and its Subsidiaries immediately after the NR Closing.

(c)

Each of the Target and its Subsidiaries has complied and is in material compliance with all applicable data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information, including by entering into agreements governing the flow of Personal Information across national borders and providing notice of such flow to each individual to whom such Personal Information relates as required by such Laws. All Personal Information in the custody or control of the Target and its Subsidiaries has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected. No Personal Information has been collected, used, stored, distributed, transferred or disclosed by any third party on behalf of the Target or any of its Subsidiaries. Each of the Target and its Subsidiaries has a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Target or its Subsidiary, as the case may be, and collects, uses, stores, distributes, transfers and discloses all Personal Information in accordance with such policy. Each of the Target and its Subsidiaries has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Applicable Laws and meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. There is no actual material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Target or its Subsidiaries and there have been no facts or circumstances that would require the Target or its Subsidiaries to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any law or contract.

1.16.	Environmental and Safety Matters.

(a)	The Target and its Subsidiaries, in all material respects have complied and are in compliance with all applicable environmental Laws.

(b)

Without limiting the generality of the foregoing, the Target and its Subsidiaries have obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to the applicable environmental Laws for the occupation of its facilities and the operation of their business.

(c)

The Target or its Subsidiaries have not received any written notice, report, order, directive or other information regarding any actual or alleged violation of any applicable environmental Laws or any liabilities, including any investigatory, remedial or corrective obligations, relating to any of them, their businesses, or their past or current facilities.

(d)

During the period that the Target or its Subsidiaries have owned, leased or been granted a license to the properties and facilities, to the Promoter’s best knowledge, there have been no disposals, releases of any hazardous substance (as defined in The Environment (Protection) Act, 1986) on, from or under such properties or facilities. To the Promoter’s best knowledge, no third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities, any hazardous substances. The Promoter is not aware of any presence, as on the date of this Agreement, any disposals, releases of hazardous substances on, from or under any of such properties or facilities, which may have occurred prior to the Target or its Subsidiaries having taken possession of any of such properties or facilities.

1.17.	Employees.

(a)

The Target and its Subsidiaries, are in material compliance with all Applicable Laws relating to labor, employment, and personnel (including provisions thereof relating to employment or labor standards, wages, overtime, working hours, equal opportunity, collective bargaining, workers’ compensation, workplace safety, occupational health and safety, immigration, contribution towards provident fund, gratuity, employees’ state insurance and other Taxes), are not liable for any assessments, penalties or other sums for failing to comply with any such applicable labor Laws.

(b)

There are no Actions pending, outstanding, nor are there any orders, decisions, settlements, awards, directions or convictions currently registered or outstanding against or in respect of the Target or its Subsidiaries, under or in respect of any Applicable Laws relating to labor and employment.

(c)

Neither the Target nor its Subsidiaries have made any commitments to, enter into any collective bargaining agreements with, or conducted negotiations with any labor union or employee association with respect to any employees of the Target; and no strike, slowdown, work stoppage or slowdown, lockout or other material dispute or disruption involving or affecting the employees of the Target or its Subsidiaries is underway, and no such dispute or disruption has occurred within the past five (5) years.

(d)

Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event, will entitle any current employee of the Target or its Subsidiaries, to an acceleration of the time of payment or vesting of any stock options or incentive plans that are applicable to them.

1.18.

Insurance. The Target and its Subsidiaries have insured their material Assets and the business in accordance with prudent and prevailing business practices in the industry in which the Target and its Subsidiaries operates, against comprehensive liability, fire, earthquake and other appropriate insurance coverage. Each such insurance policy

(“Insurance Policy(ies)”) is in full force and effect and shall remain in full force and effect in accordance with its terms following the NR Closing. To the Promoter’s best knowledge, the Target and its Subsidiaries are current in all premiums or other payments due under the Insurance Policies and have otherwise complied in all material respects with all of their obligations under each Insurance Policy. To the Promoter’s best knowledge, there are no claims made by the Target or its Subsidiaries under any Insurance Policy held or previously held by it, which are outstanding. No event (other than one which has given rise to a claim which is not outstanding) has arisen which may give rise to a claim under any Insurance Policy, to the Promoter’s best knowledge.

1.19.	Tax Matters.

(a)

The Target and its Subsidiaries have duly filed, or caused to be duly filed, all Tax Returns required to be filed by them on or before the NR Closing Date. Each such Tax Return has been prepared in material compliance with all Applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by the Target and its Subsidiaries have been paid in full (whether or not shown or required to be shown on any Tax Return). The Target and its Subsidiaries have deducted, withheld and paid to the appropriate Governmental Authority all Taxes required by Applicable Law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, shareholder, member or other third party, and the Target and its Subsidiaries have complied with all reporting and record keeping requirements related thereto. No Governmental Authority has provided a written notice that it is in the process of imposing any lien for material Taxes on the Shares or Assets of the Target or its Subsidiaries. The Target or its Subsidiaries have no currently effective agreement or waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities.

(b)

No deficiency or proposed adjustment which has not been settled or otherwise resolved for any material amount of Tax has been proposed, asserted or assessed by any taxing authority against the Target or its Subsidiaries. The Target or its Subsidiaries are not subject to any material Tax audit or examination, Tax claim or Tax proceeding. The Target or its Subsidiaries have not received from any Governmental Authority any material written notice indicating an intent to open an audit or other review. No claim has ever been made by a Governmental Authority in a jurisdiction where the Target or its Subsidiaries do not file Tax Returns that the Target or its Subsidiaries are or may be subject to taxation by that jurisdiction.

1.20.

Brokerage and Transaction Bonuses. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Shareholder or the Target or its Subsidiaries. There are no special bonuses, severance or other similar compensation (discretionary or otherwise) payable to any employee of the Target or its Subsidiaries in connection with or arising out of the transactions contemplated hereby.

1.21.

Related Party Transactions. The Target or its Subsidiaries have no transactions with Related Parties other than on an arm’s length basis. There exist no guarantees or other similar commitments given by the Target or its Subsidiaries for the performance of obligations of the Promoter, Target or its Subsidiaries.

1.22.	Powers of Attorney. There are no outstanding general powers of attorney executed on behalf of the Target or its Subsidiaries.

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SCHEDULE 5

PART A - CONDUCT OF THE ACQUIRER PRIOR TO NR CLOSING

1.

Any merger, demerger, restructuring, acquisitions, change of voting control, sale or transfer of any business, amalgamations, consolidations, spin-offs, public offer, compromise with creditors, other similar or related actions, either by or of the Acquirer, other than the execution of, and any other actions incidental to or contemplated under the Proposed Acquisition Agreements;

2.	Any event that may materially impact the Merger or the Proposed Acquisition Agreements;

3.

Any change in the management or Board of the Acquirer, including but not limited to any change in designation of Dr. Chirinjeev Kathuria as the Chairman of the Board of the Acquirer or Dr. Al Gatmaitan as the Chief Executive Officer of the Acquirer;

4.	Any change in the shareholding pattern of the Acquirer, or issuance of any Dilution Instruments by the Acquirer except as may be required pursuant to the Proposed Acquisition Agreements;

5.	Undertaking any new line of business or suspension or cessation of its existing business;

6.

Availing, authorizing, creating, issuing or reclassifying any debt (for the purposes of this provision, “debt” shall include but shall not be limited to short-term and long-term debt and guarantees) or the creating of any liens (or charges), other than those agreed as the Acquirer Conditions Precedent under this Agreement;

7.

(i) Commencement of any litigation which may be made or threatened by the Acquirer; or (ii) defence of any material litigation USD 1,000,000 (United States Dollars One Million) which may be made or threatened against the Acquirer;

8.	Divestment of or sale of Assets of the Acquirer, lease, license or exchange or pledge in any other way proposing to dispose any Assets or undertaking of the Acquirer;

9.	Amendments to the Charter Documents of the Acquirer, or any other similar charter document, other than in the manner contemplated under this Agreement;

10.	Agree or otherwise commit to take any of the actions described hereinabove.

PART B - CONDUCT OF THE TARGET PRIOR TO NR CLOSING

1.

Any merger, demerger, restructuring, acquisitions, change of voting control, sale or transfer of any business, amalgamations, consolidations, spin-offs, public offer, compromise with creditors, other similar or related actions, either by or of the Target;

2.	Any change in the Board of the Target;

3.	Undertaking any new line of business or suspension or cessation of its existing business;

4.

(i) Commencement of any litigation which may be made by the Target or a Subsidiary; or (ii) defence of any material litigation in excess of USD 1,000,000 (United States Dollars One Million) which may be made against the Target or a Subsidiary;

5.

Divestment of or sale of Assets of the Target or a Subsidiary, lease, license or exchange or pledge in any other way proposing to dispose any Assets or undertaking of the Target or a Subsidiary except in the Ordinary Course of Business, and excluding any business financing activities such as lease, sale & lease back of Assets, creating any Encumbrance on Assets pursuant to any debt or any business financing operations which do not entail acquisition of the Target by a third party;

6.	Amendments to the Charter Documents of the Target, or any other similar charter document, other than as may be required to give effect to the terms of this Agreement;

7.	Declare, set aside, or make any payment or distribution of dividends or cash or property to its Shareholders;

8.	Change its accounting policies or cash management practice;

9.	Agree or otherwise commit to take any of the actions described hereinabove.

[Intentionally left blank]

ANNEXURE A

DISCLOSURE SCHEDULE

(i)

The following specific disclosures are made in relation to the Target Warranties. The disclosures set out below are not complete and will be updated further post the Execution Date. Any fact, matter, event or circumstance set out in this Disclosure Schedule, disclosed with respect to a specific Target Warranty, which on the face of it, is also applicable to any other Target Warranty, will be deemed to be disclosed in relation to such other Target Warranty as well.

(ii)

It is hereby clarified that the Charter Documents of the Target and the Subsidiaries, the consolidated audited financial statements as of March 31, 2020, and the Existing Target SHA, shall be provided to the Acquirer after the Execution Date, and will be treated as deemed disclosures to the Target Warranties when the foregoing documents are provided to and accepted by Acquirer, and at that point form part of the Disclosure Schedule. However, as of the date of this Agreement, the consolidated audited Financial Statements as of March 31, 2019 will be treated as deemed disclosures to the Target Warranties and form part of the Disclosure Schedule.

(iii)	The Parties acknowledge the following qualifications in relation to this Disclosure Schedule:

(a)

The disclosure of any matter in this Disclosure Schedule shall not imply any express or implied representation, warranty, undertaking, assurance, covenant, indemnity, guarantee or other commitment of any nature whatsoever not expressly given under this Agreement and none of the Target Warranties shall be extended in scope by any of the disclosures. Except as specifically contemplated in the Agreement, the Promoter does not accept any liability in law, equity or otherwise, with respect to any information disclosed in this Disclosure Schedule.

(b)	Where there are disclosed in or by virtue of this Disclosure Schedule any documents which are in a language other than English, such fact shall not of itself render any such disclosure unfair.

(c)

Where there are disclosed in or by virtue of this Disclosure Schedule estimates, forecasts or statements of opinion as to the amount of any liability, cost or expense then, provided that such estimates, forecasts, or statements of opinion are provided in good faith, if the amount thereof shall turn out to be inaccurate, such fact shall not of itself render a disclosure unfair invalid or void.

(d)

No disclosure made in this Disclosure Schedule including the facts, events and circumstances arising out of or in relation to such disclosures shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

(iv)	Subject to Applicable Law, all information contained in this Disclosure Schedule is confidential information and is subject to the provisions dealing with confidentiality contained in the Agreement.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures
1.	Paragraph 1.1 of Part C of SCHEDULE 4 (Organization)

(i) Some of the licenses of the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed. Such renewal of the expired licenses is in the Ordinary Course of Business of the Target and will not have a Material Adverse Effect on the Target and its Subsidiaries.

(ii)  The minute-books and statutory registers of the Targets and its Subsidiaries are duly maintained till the financial year 2018-2019. During the financial year 2019-2020 there have been some minor gaps with respect to updating the records due to closure of office because of COVID-19. The records will be regularized as soon as the office starts operating regularly.

2.	Paragraphs 1.2 and 1.3(c) of Part C of SCHEDULE 4 (Authorization) and (Non-contravention)	The Target and its Subsidiaries have availed loans from various lenders including but not limited to Indian Bank (formerly known as Allahabad Bank), Caspian Impact Investments Private Limited, Blacksoil Capital Private Limited and National Skill Development Corporation. The agreements executed with these lenders require the Target or its relevant Subsidiary (as the case may be) to obtain consents of these lenders prior to effecting any changes such as change in capital structure, shareholding, management, key managerial personnel, Board, Charter Documents, etc. Necessary consents required under these loan documents shall be obtained prior to NR Closing.

3.	Paragraph 1.4 of Part C of SCHEDULE 4 (Subsidiaries)

(i) Some of the licenses obtained by the Subsidiaries have expired. The Subsidiaries are in the process of getting these licenses renewed.

(ii)  Glocal Knowledge and Skills Integration Systems Private Limited (earlier known as Indigram Skill & Knowledge Initiatives Private Limited) was a wholly owned subsidiary of the Target. It was duly merged with the Target in the year 2017. Due to non-availability of the official liquidators, the dissolution without winding up of this subsidiary company could not be effected. The Target will re-initiate the process of dissolution of this subsidiary company.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures
4.	Paragraph 1.5(b) of Part C of SCHEDULE 4 (Share Capital of the Target)

(i) As per the term loan agreement dated April 27, 2017 executed by and between the Target and Indian Bank (formerly known as Allahabad Bank) (“Lender”), if the Target commits two consecutive defaults of principal amounts of the loan or interest or any combination thereof as per the repayment schedule provided in the agreement, the Lender shall have the right to convert at its option, the whole or part of the defaulted amount of the loans into fully paid-up equity shares of the Target.

(ii)  As per the Unsecured Credit Facility Agreement dated May 24, 2017 executed by and between the Target and Caspian Impact Investments Private Limited (“Caspian”), Caspian has an option but not an obligation, to convert whole or part of the unpaid amount under the credit facility and/or invest additional amount, cumulatively, up to a maximum of INR 10,00,00,000 (Indian Rupees Ten Crores only) at the share price of the next round of equity investment immediately after the execution date of the agreement, for subscription of shares, whether equity or preference.

(iii)  As per the Facility and Hypothecation Agreement dated August 28, 2018 executed by and between the Target and Blacksoil Capital Private Limited (“Blacksoil”), Blacksoil has subscribed to 2,000 (two thousand) warrants of the Target. As per the terms of the warrants, these can be exercised during a period commencing from the date of their issuance until the date of the following events (whichever occurs earlier): (a) expiration of 72 (seventy-two) months from the date on which facility/loan was availed by the Target; or (b) the date immediately prior to the date of a strategic sale of the Target whereby more than 50% of its share capital (on a fully diluted basis) is sold through secondary purchase of its equity securities; (c) the date immediately prior to the date of listing of the Target’s equity securities on a recognised stock exchange pursuant to an initial public offer; or (d) such round of equity financing which is of not less than Rs. 15,00,00,000/- (Indian Rupees Fifteen Crores only) and which is not a promoter’s (i.e. Dr. Syed Sabahat Azim and Ms. Richa Sana Azim) equity financing round.

The Target will obtain the requisite consents and/or waivers from the lenders if any of the aforementioned conversion right, options or warrants are triggered by the transactions contemplated in this Agreement, prior to the NR Closing.

(iv) The Board had adopted an employee stock option plan, but no allocations or grant of any stock options have been made under the same.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures
5.	Paragraph 1.9(m) of Part C of SCHEDULE 4 (Absence of Certain Developments)

(i) Some of the licenses of the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed.

(ii)  The Target has filed an application for registration of patent for Litmus MX (Method and system for providing healthcare diagnostics and associated E-prescriptions for patient-care) and Litmus RX (Method and system for providing automated medication dispensing). The registration for Litmus MX is active. The registration for Litmus RX needs re-submission. The Target is in the process of filing requisite applications for resubmission of the application for registration of Litmus RX as well as for registration of patents in some of the other products.

(iii)  The Target is re-initiating the process of registration of trademarks for ‘Glocal Healthcare’, ‘LitmusDX’, ‘LitmusRX’, ‘Litmus MX’ and ‘helloLyf’.

6.	Paragraph 1.11 of Part C of SCHEDULE 4 (Real Property)	The Target/ its Subsidiary(ies) have received a letter of intent (LOI) for sale and leaseback for a period of 10 (ten) years for the properties situated at Begusarai, Bhagalpur, Amroha, Berhampur, and Bolpur. The value of the properties involved is INR 100,00,00,000 (Indian Rupees One Hundred Crores only). Please note that this is only an offer received and the arrangement has not been finalised yet.

7.	Paragraphs 1.12(d), 1.14, 1.19(b) of Part C of SCHEDULE 4

(i) There is a pending arbitration proceeding initiated by Hero FinCorp Limited against GHSPL Begusarai Healthcare LLP (“Begusarai Subsidiary”), in relation to the working capital loan of amount INR 7,00,00,000 (Indian Rupees Seven Crores only) availed by the Begusarai Subsidiary;

(ii)  There is an ongoing dispute between the Target and Indian Bank (formerly known as Allahabad Bank) with respect to the moratorium period on the various loan facilities provided by the lender. Please note that no proceeding before any court, tribunal or any other Governmental Authority has been initiated with respect to the dispute. The parties are now in the process of restructuring these loans.

(iii)  There are some ongoing litigations by or against the Target and/or some of its Subsidiaries. Please note that these litigations are of routine nature considering the nature of the Business. The value of these litigations does not exceed INR 1,00,00,000 (Indian Rupees One Crore). The detailed summary of these pending litigations will be provided post the Execution Date.

(iv) The Target has received notice from the income tax department under Section 276B of the Income Tax Act, 1961 for delayed payment of tax. Please note that there is no income tax due from the Target and the aforesaid notice will be responded to by the Target by November, 2020. The details of the notice and the response shall be updated before the NR Closing Date.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures
8.	Paragraph 1.13(a) of Part C of SCHEDULE 4 (Intellectual Property Rights)

(i) The Target has filed an application for registration of patent for Litmus MX (Method and system for providing healthcare diagnostics and associated E-prescriptions for patient-care) and Litmus RX (Method and system for providing automated medication dispensing). The registration for Litmus MX is active. The registration for Litmus RX needs re-submission. The Target is in the process of filing requisite applications for resubmission of the application for registration of Litmus RX as well as for registration of patents in some of the other products.

(ii)  The Target is re-initiating the process of registration of trademarks for ‘Glocal Healthcare’, ‘LitmusDX’, ‘LitmusRX’, ‘Litmus MX’ and ‘helloLyf’.

9.	Paragraph 1.13(d) of Part C of SCHEDULE 4 (Intellectual Property Rights)	The Target has received a notice from eCluewise Services, a licence compliance consultant, that a software called ‘SOLIDOWORKS’ has been used by the Target without authorisation. The Target is investigating the matter internally to understand if the said software was used inadvertently by any of its employees personally.

10.	Paragraph 1.15(a) of Part C of SCHEDULE 4 (Compliance with Laws; Permits)

(i) The Target has received a notice from the Reserve Bank of India dated October 16, 2020 for the delayed reporting of Form FC-GPR for allotment of certain shares. The delay was due to the non-functioning of RBI E-Biz portal and communication delays between Allahabad Bank (Authorised Dealer Bank) and RBI. The Target is in the process of responding to the said notice and compounding the violation.

(ii)  The Target has received notice from the income tax department under Section 276B of the Income Tax Act, 1961 for delayed payment of tax. Please note that there is no income tax due from the Target and the aforesaid notice will be responded to by the Target by November, 2020. The details of the notice and the response shall be updated before the NR Closing Date.

(iii)  Certain filings to be made with the Registrar of Companies, Ministry of Corporate Affairs such as filings with respect to change of designated partners, Form 8 (Statement of Account and Solvency), Form 11 (Annual Return of Limited Liability Partnership), etc. for some of the Subsidiaries have not been made. Please note that the Governmental Authority has provided an extension for filing of these forms till December 2020, without any penalty, in light of the COVID-19 pandemic. The concerned Subsidiaries will duly file the said forms within the due date.

Sl. No.	Reference to the Relevant Target Warranty	Disclosures

(iv) The minute-books, statutory registers of the Targets and its Subsidiaries are duly maintained till the financial year 2018-2019. All filings with respect to the Target and/or its Subsidiaries have been duly made with the office of the Registrar of Companies, Ministry of Corporate Affairs, till the financial year 2018-2019. However, during the financial year 2019-2020, there have been some minor gaps with respect to the filings, maintenance of the minute books and statutory registers due to closure of office because of the COVID-19 pandemic. The filings will be duly made and the minute books, records and statutory register will be duly updated as soon as the office starts operating regularly.

(v)   The Target has received a notice from eCluewise Services, a licence compliance consultant, that a software called ‘SOLIDOWORKS’ has been used by the Target without authorisation. The Target is investigating the matter internally to understand if the said software was used inadvertently by any of its employees personally.

11.	Paragraph 1.15(b) of Part C of SCHEDULE 4 (Compliance with Laws; Permits)

Some of the licenses of the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed. Such renewal of the expired licenses is in the Ordinary Course of Business of the Target and will not have a Material Adverse Effect on the Target and its Subsidiaries.

12.	Paragraph 1.16(a) of Part C of SCHEDULE 4 (Environmental and Safety Matters)	Some of the licenses under the applicable environmental Laws obtained by the Target and/or its Subsidiaries have expired. The Target and/or its Subsidiaries are in the process of getting these licenses renewed. Such renewal of the expired licenses is in the Ordinary Course of Business of the Target and will not have a Material Adverse Effect on the Target and its Subsidiaries.

ANNEXURE B

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE

[●]                                                                                                                                                                                                      [●], 2020

FOR VALUE RECEIVED, UpHealth Holdings Incorporated, a Delaware corporation (the “Borrower”), hereby promises to pay to each person listed on Exhibit A attached hereto (collectively, the “Holders” and each a “Holder”), the original principal amounts for the Holders appearing beside each Holder’s name on Exhibit A attached to this Promissory Note (the “Note”). The aggregate principal amount of this Note held by all Holders, collectively, shall not exceed [●].

1.    Share Purchase Agreement. This Note is delivered pursuant to that certain Share Purchase Agreement, dated as of [●], 2020, by and among the Borrower and the other parties named therein (the “SPA”), evidences payment of the cash consideration portion of the NR Cash Consideration thereunder, and is subject to any applicable terms and conditions thereof. Unless the context shall otherwise require, capitalized terms used but not defined herein shall have the meaning ascribed thereto in the SPA.

2.    Payment. The Borrower promises to pay to the Holders the original principal amounts appearing beside each Holder’s name on Exhibit A attached hereto in full on the earlier of (i) the date that is [        ] Business Day after the closing of the Merger, and (ii) the date that is within 3 (three) months from the date hereof (the “Maturity Date”). All payments under this Note shall be made in lawful money of the United States of America via wire transfer in immediately available funds for deposit in the account(s) designated in Exhibit A attached hereto. The principal of this Note may be prepaid at any time or from time to time, in whole or in part, by the Borrower without penalty or premium. Upon payment in full of the amount of all principal payable hereunder, the relevant Holder shall promptly: (a) surrender this Note to the Borrower for cancellation, with respect to itself only; (b) duly assign, transfer and deliver to or at the direction of the Borrower such of the Collateral (defined below) as may then remain in the possession of any Holder, together with any monies at the time held by any Holder pursuant to Section 3, below; and (c) notify the Borrower acknowledging receipt of the Respective NR Cash Consideration Amount, and termination of this Note. Termination or surrender of this Note by a Holder shall be deemed to be a termination or surrender with respect to such Holder only, and shall not be deemed to affect the rights of the other Holder.

3.    Security Interest.

(a)    Grant of Security Interest. Borrower hereby delivers, pledges and grants a security interest in [●] shares of the [●] stock, to the extent set out against the respective Holder’s name under Exhibit A, the certificates representing any such shares, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing (collectively, together with all proceeds of the foregoing, the “Collateral”) to the respective Holder, as security for the obligations of Borrower under this Note (the “Obligations”).

(b)    Dividends and Voting Rights. The Holders agree that, unless an Event of Default (defined below) shall have occurred and is continuing, the Borrower may vote and give consents, ratifications and waivers with respect thereto, subject to the terms of the SPA.

4.    Events of Default. Each of the following shall be an Event of Default hereunder:

(a)    Borrower fails to pay the aggregate principal amount of this Note on or before the Maturity Date, and Borrower fails to cure such default within five (5) Business Days after receipt by Borrower and its counsel of notice thereof by the Holder; or

(b)    Borrower (i) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, (ii) becomes the subject of an “order for relief” within the meaning of the United States Bankruptcy Code, (iii) files a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors, (iv) files an answer to a creditor’s petition, admitting the material allegations thereof, for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, (v) applies to a court for the appointment of a receiver or custodian for any of its assets or properties, (vi) has a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged within sixty (60) days after its appointment, or (vii) takes an action for the purpose of effecting any of the foregoing.

5.    Remedies. If any Event of Default shall have occurred, Holder may declare the entire unpaid balance due and payable under this Note to be immediately due and payable and, to the fullest extent permitted by law, take possession of an exercise control over any Collateral.

6.    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

If to the Borrower:		[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

with a copy to:	[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

If to any Holder:	[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

with a copy to:	[●]

	Facsimile:	[●]

	E-mail:	[●]

	Attention:	[●]

7.    Benefit; Assignment. This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Borrower may not assign or transfer its obligations or rights in whole or in part under this Note without the prior written consent of the Holders, which consent shall not be unreasonably withheld or delayed. No Holder may assign, transfer, pledge or grant a security interest in its rights in whole or in part under this Note to any Person without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed), except for transfers to or from the other Holder or to affiliates of a Holder, along with transfer of all rights and obligations of such Holder under the SPA to the transferee Holder in accordance with the SPA, affiliates of a Holder, including by gift or bequest to, or for the benefit of, any spouse, ancestors, siblings or descendants of a Holder, in each case that do not violate any securities laws.

8.    Waiver. The Borrower hereby waives presentment, demand for payment, notice of dishonor and notice of protest. No waiver shall be effective unless in a writing executed by the party charged thereby. No waiver of any of the provisions of this Note shall be deemed or shall constitute a waiver of any other provision or breach of this Note, whether or not similar, unless otherwise incorporated in the same or different document executed by the party to be charged thereby. The failure of any party hereto to enforce at any time any of the provisions of this Note shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of such party thereafter to enforce each and every provision. Further, the exercise of any right by one Holder under this Note, shall not affect or prejudice the rights available to the other Holder in any manner.

9.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Subject to the arbitration provisions below, this Note shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    Except as expressly provided elsewhere in this Note, any dispute, controversy, or claim arising under or relating to this Note or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Section 10(d) shall prohibit a party from instituting litigation to enforce any Final Determination.

(c)    In the event that any party asserts that there exists an Arbitrable Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each party to the arbitration and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(d)    Within twenty (20) days after receipt of the Notice of Arbitration, each of the two Disputing Persons shall appoint/nominate one arbitrator, and the two arbitrators so appointed, shall appoint/nominate the third arbitrator (together, the “Arbitral Tribunal”).

(e)    The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The venue and seat of the arbitration shall be Chicago, Illinois. The Arbitral Tribunal shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitral Tribunal. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except as permissible under Applicable Law.

10.    Amendment. No amendment, supplement, modification, waiver or termination of this Note shall be binding unless executed in writing by the party to be bound thereby.

11.    Headings. The headings in this Note are for reference only and shall not affect the interpretation of this Note.

12.    Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.    Interpretation. For purposes of this Note, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Exhibits mean the Sections of, and Exhibits attached to, this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Note to the same extent as if they were set forth verbatim herein. This Note shall be subject at all times to the SPA, and shall be interpreted in conjunction with the terms of the SPA to the extent applicable.

14.    Saturdays, Sundays and Legal Holidays. If the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled Business Day.

15.    Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Note. Facsimile copies of signed signature pages shall be deemed executed originals. Counterparts may also be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has duly executed and delivered this Note as of the date first written above.

BORROWER:

[●]

By: Name: Title:

AGREED TO AND ACCEPTED

THIS _____ DAY OF ____________________, 2020:

[SIGNATURE PAGE TO PROMISSORY NOTE]

EXHIBIT A

SCHEDULE OF HOLDERS

Name	Address	Original Principal Amount ($) [/ Respective NR Cash Consideration Amount]	Wire Transfer/Payment Account Information	Collateral

ANNEXURE C

LIST OF TARGET’S SUBSIDIARIES AND THEIR DIRECTORS

The jurisdiction of the organisation of the Target and all Subsidiaries, is India.

(I)	List of Companies

S. NO.	NAME OF THE COMPANY	SHAREHOLDING PATTERN		DIRECTORS
		NAME OF THE SHAREHOLDER	NUMBER OF SHARES
1.	Ficus Health-Infra Private Limited	Glocal Healthcare Systems Private Limited (“GHSPL”)	9,990 equity shares	(i) Paresh Singhal (ii) Richa Sana Azim (iii) Syed Sabahat Azim (iv) Gautam Chowdhury

		Syed Sabahat Azim (As a nominee of GHSPL)	10 equity shares

2.	GHSPL Multispeciality Hospital & Trauma Centre Private Limited	Glocal Healthcare Systems Private Limited (GHSPL)	9,980 equity shares	(i) Richa Sana Azim (ii) Syed Sabahat Azim

		Syed Sabahat Azim (As a nominee of GHSPL)	10 equity shares

		Richa Sana Azim (As a nominee of GHSPL)	10 equity shares

(II)	List of Limited Liability Partnerships (LLPs)

(a)	List of LLPs involved in the operation of the hospitals

S. NO.	NAME OF THE LLP	PROFIT SHARING PERCENTAGE OF THE TARGET	HOSPITAL LOCATION
1.	GHSPL-Begusarai Healthcare LLP	95%	Begusarai

2.	GHSPL- BGLP Super Speciality Healthcare LLP	65%	Bhagalpur

3.	GHSPL- MUZF Super Speciality Healthcare LLP	62%	Muzaffarpur

4.	GHSPL Jeypore Healthcare LLP	65%	Jeypore

S. NO.	NAME OF THE LLP	PROFIT SHARING PERCENTAGE OF THE TARGET	HOSPITAL LOCATION
5.	GHSPL Basti Super Speciality Healthcare LLP	100%	Basti

6.	GHSPL-Fatehpur Super Speciality Healthcare LLP	65%	Fatehpur

7.	GHSPL Amro Super Speciality Healthcare LLP	100%	Amroha

8.	GHSPL Sambhav KNJ Healthcare LLP	65%	Krishnagar

9.	GHSPL MDPR Super Speciality Healthcare LLP	98%	Medinipur

10.	GHSPL MLD Super Speciality Healthcare LLP	78%	Malda

11.	GHSPL ASNSL Super Speciality Healthcare LLP	100%	Asansol

12.	GHSPL BHNGAR Super Speciality Healthcare LLP	89%	Bhangar

(b)	Other LLPs - The following LLPs do not carry on any business, have no assets and are not operational. Further, the other partners of the following LLPs have not made any investments into these LLPs.

S. NO.	NAME OF THE LLP	PROFIT SHARING PERCENTAGE OF THE TARGET
1.	GHSPL SW Healthcare LLP	100%

2.	GHSPL-Darbhanga Super Speciality Healthcare LLP	65%

3.	GHSPL Ara Super Speciality Healthcare LLP	100%

4.	GHSPL- Gya Super Speciality Healthcare LLP	100%

5.	GHSPL- PRN Super Speciality Healthcare LLP	76%

S. NO.	NAME OF THE LLP	PROFIT SHARING PERCENTAGE OF THE TARGET
6.	GHSPL Sambhav BSP Healthcare LLP	65%

7.	GHSPL Sambhav RP Healthcare LLP	96%

8.	GHSPL JSPR Healthcare LLP	100%

9.	GHSPL- DGHR Super Speciality Healthcare LLP	100%

10.	GHSPL- DNBD Super Speciality Healthcare LLP	100%

11.	GHSPL JHRSD Super Speciality Healthcare LLP	100%

12.	GHSPL BEM Healthcare LLP	65%

13.	GHSPL - Ambedkar Scan Super Speciality Healthcare LLP	100%

14.	GHSPL Balasore Super Speciality Healthcare LLP	100%

15.	GHSPL Varanasi Super Speciality Healthcare LLP	100%

16.	GHSPL Puri Super Speciality Healthcare LLP	100%

17.	GHSPL ALIGR Super Speciality Healthcare LLP	100%

18.	GHSPL MRBD Super Speciality Healthcare LLP	100%

19.	GHSPL SMBL Super Speciality Healthcare LLP	100%

20.	GHSPL KNPR Super Speciality Healthcare LLP	100%

21.	GHSPL LMP Healthcare LLP	50%

22.	GHSPL-Jaunpur Super Speciality Healthcare LLP	100%

S. NO.	NAME OF THE LLP	PROFIT SHARING PERCENTAGE OF THE TARGET
23.	GHSPL STP Super Speciality Healthcare LLP	65%

24.	GHSPL SHRNPR Super Speciality Healthcare LLP	100%

25.	GHSPL SJPR Super Speciality Healthcare LLP	100%

26.	GHSPL FRBD Super Speciality Healthcare LLP	100%

27.	GHSPL CNTA Super Speciality Healthcare LLP	100%

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ANNEXURE D

REAL PROPERTY

With respect to each of the hospitals mentioned below as requisitioned by the Government of India under the Disaster Management Act, 2005 (the “DMA”) on account of Covid-19, to be noted that in India, under the DMA, the Governmental Authority has the right to requisition any premises required for the purpose of any rescue operations. However, the said requisition does not impact the ownership of the premises. The Governmental Authority is required to pay as compensation, the applicable rent for the use of the requisitioned premises.

SL. NO.	LOCATION	LAND/ OFFICE AREA	NAME OF THE ENTITY	SITE ADDRESS	TYPE OF PROPERTY	REMARKS
1.	Krishnagar	82 decimal (35424 sq.ft.)	GHSPL Sambhav KNJ Healthcare LLP	Mouza: Krishnagar, NH-34, PO- Bhatjangla, PS-Kotwali, Dist-Nadia, West Bengal 741102.	Freehold	The hospital is under requisition by the Governmental Authority under the DMA on account of Covid-19.

2.	Medinipur	35.42 decimal (15302 sq.ft.)	GHSPL MDPR Super Speciality Healthcare LLP	Mouza- Ballavpur, under Municipality and Police Station- Midnapur, Ward No-17, District-West Medinapur, West Bengal.	Freehold	The hospital is operational.

3.	Berhampur	32.73 decimal (14136.87 sq.ft.)	Glocal Healthcare Systems Private Limited	Karbala Road (Near Chal Patti), Village: Radhikanagar & PO: Cossimbazar, PS: Berhampore, Dist: Murshidabad, PIN: 742102.	Freehold	The hospital is operational.

SL. NO.	LOCATION	LAND/ OFFICE AREA	NAME OF THE ENTITY	SITE ADDRESS	TYPE OF PROPERTY	REMARKS
4.	Bolpur	50 decimal (21625.88 sq.ft.)	Glocal Healthcare Systems Private Limited	Mouza – Khoskadampur, Layek Bazar, PO & PS Bolpur, Dist: Birbhum, Pin: 731204.	Freehold	The hospital is under requisition by the Governmental Authority under the DMA on account of Covid-19.

5.	Sonamukhi	92 decimal (39744 sq.ft.)	Glocal Healthcare Systems Private Limited	Ganganidanga, Bankura to Burdwan Road, P.O-Sonamukhi, Dist-Bankura, Pin-722207 Under Sonamukhi Municipality (Ward No. 13).	Freehold	The hospital is operational.

6.	Malda	32 decimal (13880 sq.ft.)	GHSPL MLD Superspeciality Healthcare LLP	Situated And Lying At, Plot No.1153/1406, Mouza- Jhanjra, J.L. No. 101, C.S. And R.S. Khaitan No. 3, L.R. Khaitan No. 1858 ,1859 & 1860, P.S. And District – Malda- 732141 West Bengal.	Freehold	The hospital is under requisition by the Governmental Authority under the DMA on account of Covid-19.

7.	Dubrajpur	24.9 decimal (10752 sq.ft.)	Glocal Healthcare Systems Private Limited	Power House More, Dubrajpur Municipality, Dubrajpur, Birbhum.	Leasehold	The hospital is not operational.

SL. NO.	LOCATION	LAND/ OFFICE AREA	NAME OF THE ENTITY	SITE ADDRESS	TYPE OF PROPERTY	REMARKS
8.	Bhangar	74 decimal (32071.87 sq.ft.)	GHSPL BHNGAR Super Speciality Healthcare LLP	Mouza - Chalkbarali, Plot No. - 18, R.S Dag No.- 903(P) & 1050 (P), L.R. Dag No.- 903, L.R. Khatian No. - 1956, J.L. No. - 88, Police Station - Bhangore, District - South 24 Parganas.	Freehold	The hospital is under construction.

9.	Katwa	26 decimal (11232 sq.ft.)	Glocal Healthcare Systems Private Limited	Mouza - Nanagar, Plot No. - 1101, L.R. No. - 804, 1101, Khatian No. - 146, J.L. No. - 11, Police Station - Katwa, District – Burdwan.	Leasehold	There is no hospital on this property yet.

10.	Asansol	51 decimal (22032 sq.ft.)	GHSPL ASNSL Super Speciality Healthcare LLP	Mouza - Garui, Plot No. - 1101, L.R. & Rs Plot No. - 1225, Lr Khatian No. - 943, Rs Khatian No. - 859,984,985,861,841 And 843, J.L. No. - 12, Police Station -Asansol (N), District – Burdwan.	Freehold	There is no hospital on this property yet.

11.	Jeypore	35.64 decimal (15396.48 sq.ft.)	GHSPL-Jeypore Healthcare LLP	Mouza: Jeypore, Plot- 825/2/5355, Kalinga Medicity, Malkangiri Ring Road, Jeypore, Odisha 764001.	Freehold	The hospital is operational.

12.	Amroha	59.09 decimal (25526.88 sq.ft.)	GHSPL-Amro Super Speciality Healthcare LLP	Khatoni no-151, Gulariya Pargana-Amroha, PS- Amroha, Uttar Pradesh.	Freehold	The hospital is operational.

SL. NO.	LOCATION	LAND/ OFFICE AREA	NAME OF THE ENTITY	SITE ADDRESS	TYPE OF PROPERTY	REMARKS
13.	Fatehpur	34.78 decimal (15022.33 sq.ft.)	GHSPL Fatehpur Super Speciality Healthcare LLP	Bhara Hara Village PO: Fatehpur, Dist: Fatehpur, Uttar Pradesh 212601, Plot situated at Arazi No.163 (Khata No. 205) Bharahara G.T. Road, City & Dist. Fatehpur (U.P.), Pin -212601.	Freehold	The hospital is under construction.

14.	Basti	59 decimal (23573 sq.ft.)	GHSPL Basti Super Speciality Healthcare LLP	Village: Amhat Tappa Dubkhara, NH-28, Nagar East Tehsil, PO & Dist. - Basti, Uttar Pradesh, Pin: 272001.	Freehold	There is no hospital on this property yet.

15.	Bhagalpore	27.97 decimal (12083 sq.ft.)	GHSPL-BGLP Super Speciality Healthcare LLP	Mauza: Bansi Tikar, PS- Sabaur, Dist- Bhagalpur, Bihar.	Leasehold	The hospital is operational.

16.	Muzaffarpur	28.72 decimal (12407 sq.ft.)	GHSPL-MUZF Super Speciality Healthcare LLP	Vil: Sadatpur, NH-28, PS- Kanti, Dist- Muzaffarpur.	Freehold	The hospital is under requisition by the Governmental Authority under the DMA on account of Covid-19.

17.	Begusarai	34.16 decimal (14880 sq.ft.)	GHSPL-Begusarai Healthcare LLP	Mauza: Keshave, NH 31, PS- Barauni, Dist- Begusarai.	Leasehold	The hospital is operational.

SL. NO.	LOCATION	LAND/ OFFICE AREA	NAME OF THE ENTITY	SITE ADDRESS	TYPE OF PROPERTY	REMARKS
18.	Kolkata	4898 sq.ft.	Registered office of the Target and its Subsidiaries	3B-207, Ecospace Business Park, Newtown, Rajarhat, Action Area-II, Kolkata, Pin: 700156.	Taken on Rent	-

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ANNEXURE E

TARGET IP

[To be provided after the Execution Date]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED

/s/ Syed Sabahat Azim

Name:	Syed Sabahat Azim
Designation:	Director

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Syed Sabahat Azim

Name:	Dr. Syed Sabahat Azim

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Richa Sana Azim

Name:	Ms. Richa Sana Azim

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of KIMBERLITE SOCIAL INFRA PRIVATE LIMITED

/s/ Syed Sabahat Azim

Name:	Syed Sabahat Azim
Designation:	Director

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Meleveetil Damodaran

Name:	Mr. Meleveetil Damodaran

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

/s/ Gautam Chowdhury
Name:	Mr. Gautam Chowdhury

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of ELEVAR EQUITY MAURITIUS

/s/ Zakir Niamut

Name:	Zakir Niamut
Designation:	Director

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of SEQUOIA CAPITAL INDIA INVESTMENT HOLDINGS III

/s/ Aslam Koomar

Name:	Aslam Koomar
Designation:	Director

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

For and on behalf of UPHEALTH HOLDINGS, INC, a Delaware Corporation

/s/ Chirinjeev Kathuria

Name:	Chirinjeev Kathuria
Designation:	President

[The remainder of the page is intentionally left blank]

Signature page to the Share Purchase Agreement executed inter alia between Glocal Healthcare Systems Private

Limited and UpHealth Holdings, Inc (a Delaware Corporation)